UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Commission File Number: 333-212791

Kelvin Medical, Inc.
(Exact name of registrant as specified in its charter)

Nevada	3841	81-2552488
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10930 Skyranch Place Nevada City, CA 95959 (530) 388-8706
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

With Copies To
SD Mitchell & Associates, PLC
829 Harcourt Rd., Grosse Pointe Park, MI 48230

As soon as practicable after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ⌧

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.   □

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.   □

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.   □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	□	Accelerated filer	□
Non-accelerated filer	□ (Do not check if a smaller reporting company)	Smaller reporting company	⌧

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to beRegistered	Amount to be Registered	Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common Stock, $0.001 par value per share	30,000,000	$0.02	$600,000.00	$60.42

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(a) and (o) of the Securities Act.

       The Company is considered an “emerging growth company” as defined in the Jumpstart Our Business Startups Act and will be subject to reduced public company reporting requirements.

The Registrant hereby amends this Registration Statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated  October ___, 2016

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

PRELIMINARY PROSPECTUS
KELVIN MEDICAL, INC.
30,000,000 SHARES OF COMMON STOCK

This is the initial offering of Common Stock of Kelvin Medical, Inc.  We are offering for sale a total of 30,000,000 shares of Common Stock at a fixed price of $0.02 per share for the duration of this Offering (the "Offering"). There is no minimum number of shares that must be sold by us for the Offering to proceed, and we will retain the proceeds from the sale of any of the offered shares. The Offering is being conducted on a self-underwritten, best efforts basis, which means our President and Chief Executive Officer, William Mandel, will attempt to sell the shares directly to friends, family members and business acquaintances. Mr. Mandel will not receive commission or any other remuneration for such sales. In offering the securities on our behalf, Mr. Mandel will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934.

The 30,000,000 shares will be offered for sale at a fixed price of $0.02 per share for a period of one hundred and eighty (180) days from the effective date of this prospectus, or until the thirty million shares are sold, unless extended by our Board of Directors for an additional ninety (90) days. If all of the shares offered by us are purchased, the gross proceeds to us will be $600,000.  However, since the Offering is being conducted on a "best-efforts" basis, there is no minimum number of shares that must be sold, meaning the Company shall retain any proceeds from the sale of the shares sold hereunder.  Accordingly, all funds raised hereunder will become immediately available to the Company and will be used in accordance with the Company’s intended “Use of Proceeds” as set forth herein, investors are advised that they will not be entitled to a refund and could lose their entire investment.

	Offering Price to the Public Per Share	Commissions	Net Proceeds to Company After Offering Expenses (25% of Shares Sold)	Net Proceeds to Company After Offering Expenses (50% of Shares Sold)	Net Proceeds to Company After Offering Expenses (75% of Shares Sold)	Net Proceeds to Company After Offering Expenses (100% of Shares Sold)*
Common Stock	$0.02	Not Applicable	$150,000.00	$300,000.00	$450,000.00	$600,000.00
Total	$0.02	Not Applicable	$150,000.00	$300,000.00	$450,000.00	$600,000.00
*The above table is net of offering costs and related services under the terms of a contract with S-1 Services, LLC in the total amount of 3,000,000 shares valued at $60,000.  No cash compensation will be paid in connection with the costs of this Offering.

Our independent registered public accountant has issued an audit opinion for Kelvin Medical, Inc., which includes a statement expressing substantial doubt as to our ability to continue as a going concern. Accordingly, any investment in the shares offered hereby involves a high degree of risk and you should only purchase shares if you can afford a loss of your entire investment.

There currently is no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our Common Stock is not traded on any exchange or on the over-the-counter market. There can be no assurance that our Common Stock will ever be quoted on a stock exchange or a quotation product or that any market for our stock will develop.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS, INCLUDING THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 8 HEREOF BEFORE BUYING ANY SHARES OF KELVIN MEDICAL, INC.’S COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of this prospectus is Octob e r___, 2016

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our Common Stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _________, 2016, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

October ___, 2016

PROSPECTUS SUMMARY

The following summary highlights material information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where You Can Find More Information” in this prospectus and any amendment or supplement hereto.

We are a company with no earnings focusing on early-stage business activities. This fact may impose some limitations on our shareholders' ability to re-sell their shares in our company. Accordingly, investors should consider our shares to be a high-risk illiquid investment (see "Risk Factors" section).

We are not a blank check company and have no plans or intentions to engage in a business combination following this offering.

Company Overview

Kelvin Medical, Inc. (the “Company”) was incorporated in the State of Nevada on May 5, 2016. We are a recently organized company that is engaged in the development, eventual production, and sale of a medical device.  The Company was founded to develop the product called Therm-N-Ice. The Therm-N-Ice is a programmable device to be strapped on externally to a body part that can maintain a certain temperature, whether hot or cold.  Hot and cold treatment options are commonplace and used routinely as a therapy in medical and non-medical locations.The Company's device looks to help reduce the tasks of applying hot and cold therapy and help people remain mobile rather than pausing life activities in order to obtain repetitive hot/cold therapy.

On May 5, 2016, Mr. William Mandel, our Company’s founder, was appointed President and Director of the Company.  Mr. Mandel is currently our sole officer of the Company. Mr. Mandel is also a director of our Company, and Margaret V. Austin, the spouse of Mr. Mandel, is our Chairman of the Board. Our headquarters are located at 10930 Skyranch Place Nevada City, CA 95959.

William Mandel, our President, has worked in Medical Device technology development for over 25 years. The website www.kelvinmedical.com will be informational as per our current plan and will not function as a point of sale.  Mr. Mandel has made a working prototype of the proposed product, and has secured a Chinese patent.  He has applied for a US patent, which is pending approval at the date of this filing.  The use of hot and cold therapy is not new; however, our business model is based on the premise that customers will be drawn to our products because in a single unit they can receive hot and cold therapy. The Therm-N-Ice device delivers continuous or intermittent cold, continuous or intermittent warmth, or alternating hot cold. In addition, this device can be programmed to to follow timed segments.  This device is portable and rechargeable which allow mobility while experiencing ongoing and uninterrupted hot and cold temperatures. Initially, the Company is planning to offer, as our initial product, a simple arm band.  We hope to expand our product to include leg bands, torso bands and the combination leg and arm band systems.  We anticipate that there could be a demand for a system that combines all three options as well.  At the date of this report, the Company has received a small order for three Therm-N-Ice devices, the deposit for which has been recorded as deferred revenue.  Presently the Company does not have a production date for the initial Therm-N-Ice devices to fulfil this order.

We were only recently incorporated in 2016, and have launched our website.  However, we have not commenced substantive operations, thus we believe that conducting this Offering will allow the Company added flexibility to raise capital in today's financial climate and carry out the objectives in our business plan. There can be no assurance that we will be successful in our attempt to sell 100% of the shares being registered hereunder; however, we believe that investors in today's markets demand more transparency and by our registering this Offering and becoming a reporting company, we will be able to capitalize on this fact. While we believe that our limited reporting requirements will satisfy most investors seeking transparency in any potential investment, we still caution that simply because we have a registration statement declared effective the Company will not become a “fully reporting” company, but rather, we will be only subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934. Accordingly, except during the year that our registration statement becomes effective, these reporting obligations may be automatically suspended under Section 15(d) if we have less than 300 shareholders at the beginning of our fiscal year and our required disclosure is less extensive than the disclosures required of “smaller reporting” companies. For example, we are not subject to disclose in our Form 10K risk factors, unresolved staff comments, or selected financial data, pursuant to Items 1A, 1B and 6, respectively.

Since inception, our operations have consisted of formulating our business plan, and launching our website. The Company intends to begin substantive operations within 2-3 months after we obtain a Notice of Effectiveness of this Offering. We hope to realize our full plan of operations by raising money through the sale of our securities, as contemplated within this Offering. We believe that if we are able to raise the full amount of funds contemplated herein, we would be able to fully launch our Company and properly market our initially proposed arm band device.

William Mandel has worked in medical device technology development for over 25 years, and has the professional experience required for the start-up and operation of such a company. As an Engineer, our president, Mr. Mandel, understands the inner-workings of devices and the process required to design a product and carry it through to production. As a team leader, William has an expanded understanding of the scope and magnitude of bringing a product to market.  Presently Mr. Mandel has set out a scope of costs for our first arm band device production run.  Proceeds from this offering will allow us to undertake the initial production and sale of our devices.

Initial website development has been completed by our management team who will currently service and maintain the Company’s website.  Our allocation of proceeds does provide for funds to be allocated to third party website maintenance group in the future should it be required. For the marketing and sale of our product, once funds are in place, we plan to use our contacts in the medical industry to contract with a doctor to begin the promotion of our product to be resold by health care services companies who specialize in distribution of pharmaceuticals and medical products, pharmacies, pharmaceutical representatives and sporting goods stores. We do not have plans to hire sales representatives.

               Although the Company has no market for its common stock, management believes that the Company will meet all requirements to be quoted on the OTC Pink Market, and even though the Company’s common stock will likely be a penny stock, becoming a reporting company will provide us with enhanced visibility and give us a greater possibility to provide liquidity to our shareholders.

We are an emerging growth company and to date have no recorded revenues We have received a small order from a single customer for our arm band devices as at the date of this filing for which a deposit has been received and the order is in process, though a production date is not yet set for our first commercial run of the arm band devices. We will require additional capital in order to service this order. Accordingly, our independent registered public accountants have issued a comment regarding our ability to continue as a going concern (please refer to the footnotes to the financial statements). Until such time that we are able to establish a consistent flow of revenues from our operations which is sufficient to sustain our operating needs, management intends to rely primarily upon debt financing to supplement cash flows, if any, generated by our products. We will seek out such financing as necessary to allow the Company to continue to grow our business operations, and to cover such cost, excluding professional fees, associated with being a reporting Company with the Securities and Exchange Commission ("SEC"); we estimate such costs to be approximately $35,000 for 12 months following this Offering. All the costs of this Offering are being paid by way of issuance of 3,000,000 shares of the Company’s Common Stock at $0.02 per share.  The Company has included costs of being a publicly reporting company in its targeted expenses for working capital expenses and intends to seek out reasonable loans from friends, family and business acquaintances if it becomes necessary. At this point we have been funded by our sole officer and directors, and have not received any firm commitments or indications from any family, friends or business acquaintances regarding any potential investment in the Company.  In addition, we have entered into a services agreement with respect to all costs associated with this Offering as more fully described below.

On June 1, 2016, the Company entered into a consulting agreement with a consultant who is in the business of assisting private companies in the process of going public and getting listed on the OTC Markets through the Form S-1 Registration. Under the terms of the consulting agreement, the Consultant shall provide certain services with respect to the Form S-1 Registration Statement from commencement and preparation of the Form S-1 to receipt of Notice of Effectiveness, including retention and payment of the required legal and accounting professionals, and thereafter to work with a market maker to provide a completed and accepted Form 15c2-11 with FINRA, obtain DTC eligibility, a trading symbol and listing on OTC Markets. As compensation under the consulting agreement S-1 Services has been issued 3,000,000 shares of the Company’s common stock at $0.02 per share for a value of $60,000. We expect to conclude funding offered under this Registration Statement in the coming months. For purposes of the information provided in this Offering we have assumed that the Offering is fully subscribed and offering costs are being settled by issuance of shares of common stock. Upon obtaining effectiveness, we will conduct the Offering contemplated hereby, and anticipate raising sufficient capital from this Offering to market and grow our Company. We believe that the funds generated from the Offering will provide us with enough proceeds to fund our plan of operations for up to twelve months after the completion of this Offering. In the event we generate nominal revenues, and the maximum amount of funds is not raised, we may still require additional financing to fund our operations past the twelve-month period following the completion of this Offering.

    While our ability to generate revenue is not correlated directly to the amount of shares sold by us under this Offering, our potential to generate revenue can be affected by our marketing and advertising strategies and the amount of personnel the Company employs. These factors are directly related to the amount of proceeds we receive from this Offering, which corresponds to the number of shares we are successful in selling under this Offering (see “Use of Proceeds” chart). We believe we can begin generating revenues within the first three months following the completion of this Offering. As we are a start-up company, it is unclear how much revenue our operations will generate; however, it is our hope that our revenues will exceed our costs. Our revenues will be impacted by how successful and well targeted the execution of our marketing campaign, the general condition of the economy, and the number of clients we will attract. For a further discussion of our initial operations, plan of operations, growth strategy and marketing strategy see the below section entitled “Description of Business”.

Neither the Company nor Mr. Mandel or any other affiliated or unaffiliated entity has any plans to use the Company as a vehicle for a private company to become a reporting company once the Company becomes a reporting Company. Additionally, we do not believe the Company is a blank check company as defined in Section a(2) of Rule 419 under the Securities Act of 1933, as amended because the Company has a specific business plan and has no plans or intentions to engage in a merger or acquisition with an unidentified entity.

SUMMARY OF THIS OFFERING

The Issuer	Kelvin Medical, Inc.

Securities being offered	Up to 30,000,000 shares of Common Stock; our Common Stock is described in further detail in the section of this prospectus titled “DESCRIPTION OF SECURITIES – Common Stock.”

Offering Type
The Offering is being conducted on a self-underwritten, best efforts basis, there is no minimum number of shares that must be sold by us for the Offering to proceed, and we will retain the proceeds from the sale of any of the offered shares.

Per Share Price	$0.02

No Revocation
Once you submit a Subscription Agreement and the Company accepts it, you may not revoke or change your subscription or request a refund of monies paid. All accepted subscriptions are irrevocable, even if you subsequently learn information about us that you consider to be materially unfavorable.

No Public Market
There is no public market for our Common Stock. We cannot give any assurance that the shares being offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed. The absence of a public market for our stock will make it difficult to sell your shares.

We intend to apply to the OTC Pink Market, through a market maker that is a licensed broker dealer, to allow the trading of our Common Stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.

Duration of Offering	The shares are offered for a period not to exceed 180 days, unless extended by our Board of Directors for an additional 90 days, or until all of the shares have been sold.

Number of Shares Outstanding Before the Offering
There are 63,000,000 shares of Common Stock issued and outstanding as of the date of this prospectus; 30,000,000 held by our President, Chief Executive Officer, Secretary, Treasurer, and Director, Mr. William Mandel, and 30,000,000 held by our Chairman of the Board, Dr. Margaret Austin, PhD.  3,000,000 shares have been issued to a consultant for services rendered with regard to this Registration Statement.

Registration Costs
We estimate our total costs relating to the registration herein shall be approximately $60,000 which amount has been settled in full by the issuance of 3,000,000 shares of common stock included in this Registration Statement.

Net Proceeds to the Company
The Company is offering 30,000,000 shares of Common Stock, $0.001 par value at an offering price of $0.02 per Share. Net proceeds, after offering expenses, to the Company, if we are able to sell all of the 30,000,000 shares, will be $600,000. The full subscription price will be payable at the time of subscription and any such funds received from customers in this Offering will be released to the Company when subscriptions are received and accepted.

Use of Proceeds
If the maximum amount of funds are raised, we intend to fund our operations and implement our business plan. No assurance can be given that the net proceeds from the total number of shares offered hereby or any lesser net amount will be sufficient to accomplish our goals.

Risk Factors
An investment in our Common Stock involves a high degree of risk. You should carefully consider the risk factors set forth under the “Risk Factors” section herein and the other information contained in this prospectus before making an investment decision regarding our Common Stock.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our Common Stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our Common Stock are not publicly traded. In the event that shares of our Common Stock become publicly traded, the trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. In the event our Common Stock fails to become publicly traded you may lose all or part of your investment.

RISKS RELATED TO THE OFFERING

As there is no minimum for our Offering, if only a few persons purchase shares, they will lose their investment without the Company being able to make a significant attempt at implementation of its business plan.

Since there is no minimum amount of shares that must be sold directly by the Company under this Offering, if a limited number of shares are sold, we may not have enough capital to fully implement our plan of operations. We may not be able to meet the objectives we state in this prospectus, or eliminate the “going concern” modification in the reports of our auditors as to uncertainty with respect to our ability to continue as a going concern. If we fail to raise sufficient capital, we would expect to have insufficient funds for our ongoing operating expenses. Any significant lack of funds will curtail the growth of our business and may cause our business to fail.  If our business fails, investors will lose their entire investment.

We are in the early stage of development and may never be able to achieve any significant revenues or profitability.  At this stage of our business, even with our good faith efforts, potential investors have a high probability of losing their entire investment.

We are subject to all of the risks inherent in the establishment of a new business enterprise, and we have no revenues to date. Any profitability in the future from our business will be dependent upon the successful development, marketing and sales of our proposed products, which are subject to numerous industry-related risk factors as set forth herein. Accordingly, we may not be able to successfully carry out our plan of operations and any investor may lose their entire investment.

We are conducting this Offering without an underwriter and may be unable to sell any shares.

This Offering is self-underwritten, that is, we are not going to engage the products of an underwriter to sell the shares.  We intend to sell our shares through our President and Chief Executive Officer, who will receive no commissions or other remuneration from any sales made hereunder. He will offer the shares to friends, family members, and business associates; however, there is no guarantee that he will be able to sell any of the shares. Unless he is successful in selling all of the shares and we receive the maximum amount of proceeds from this Offering, we may have to seek alternative financing to implement our plan of operations.

State securities (Blue Sky) laws may limit secondary trading, which may restrict the states in which, and conditions under which, you can sell the shares offered by this prospectus.

There is no public market for our shares, and there can be no assurance that any public market will develop in the foreseeable future. Secondary trading in the shares sold in this offering will not be possible in any state in the U.S. unless and until our shares are qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our shares for secondary trading, or identifying an available exemption for secondary trading in our shares in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our shares in any particular state, our shares could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our shares, the market for our shares could be adversely affected.

      Upon effectiveness of this Prospectus, we intend to consider becoming a “reporting issuer” under Section 12(g) of the Exchange Act, as amended, by way of filing a Form 8-A with the SEC. A Form 8-A is a “short form” of registration whereby information about us will be incorporated by reference to the Registration Statement on Form S-1, of which this prospectus is a part. Upon filing of the Form 8-A, if done, our shares of common stock will become “covered securities,” or “federally covered securities” as described in some states’ laws, which means that unless you are an “underwriter” or “dealer,” you will have a “secondary trading” exemption under the laws of most states (and the District of Columbia, Guam, the Virgin Islands and Puerto Rico) to resell the shares of common stock you purchase in this offering. However, four states do impose filing requirements on us: Michigan, New Hampshire, Texas and Vermont.

      We currently do not intend to and may not be able to qualify securities for resale in other states, which require shares to be qualified before they can be resold by our shareholders.

We may not be able to further implement our business strategy unless sufficient funds are raised in this Offering. Our inability to raise additional funds could cause investors to lose their investment. Additionally, we may have to seek additional capital through the sale of additional shares or other equity securities, which would result in additional dilution to our stockholders.

    We may not realize sufficient proceeds from this Offering to further business development, or to provide adequate cash flow for planned business activities. At June 30, 2016 we had cash on hand of $1,076 and an accumulated deficit of $63,457. We have not yet generated revenues from our operations to date, though at the date of this report we have accepted our first product order and reflect a deposit for this order on our balance sheet as Current liabilities – Customer deposit. We do not yet know when we will be able to produce our first commercial arm band device order so that we can fulfil the initial product order At this rate, we expect that we will not be able to continue operations without obtaining additional funding or beginning to generate revenue.

We do not currently have any arrangements for financing and our obtaining additional financing will be subject to a number of factors, including general market conditions, investor acceptance of our plan of operations and initial results from our business operations. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. Failure to raise additional financing will cause us to go out of business. If this happens, you could lose all or part of your investment.

If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt product obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Because Mr. William Mandel and Dr. Austin currently own 95.2% of our outstanding Common Stock, investors may find that corporate decisions influenced by Mr. Mandel and Dr. Austin are inconsistent with the best interests of other stockholders. In addition, Dr. Austin and Mr. Mandel are spouses which may also impact corporate decisions.

Mr. Mandel, our sole officer and Dr. Austin, our Chairman of the Board, together currently own 95.2% of the outstanding shares of our Common Stock, and, upon completion of this Offering, will own approximately 64.5% of our outstanding Common Stock, if the maximum number of shares is sold.  Further, Dr. Austin and Mr. Mandel are spouses. Accordingly, Mr. Mandel and Dr. Austin will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of Mr. Mandel and Dr. Austin may still differ from the interests of the other stockholders.

We will rely on another company to manufacture and ship our device; we risk losing the ability to source our product through them.

We will outsource production of our device.  If the manufacturer we select fails to produce the device in a timely manner, closes their production facility, or increases our manufacturing cost, we will risk loss of sales as we are unable to fulfill orders, and they might not purchase from us in the future.

There is substantial doubt about our ability to continue as a going concern.

    At June 30, 2016, the Company has generated no revenue, has received our first small arm band device order and has working capital of $56,543 of which $60,000 is capitalized as deferred offering costs.  We have recorded a retained deficit of $63,457 since inception. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our ability to generate future revenues will depend on a number of factors, many of which are beyond our control. These factors include general economic conditions, market acceptance of our product, and ability to create and maintain a reseller base. Due to these factors, we cannot anticipate with any degree of certainty what our revenues will be in future periods. As such, our independent registered public accountants have expressed substantial doubt about our ability to continue as a going concern. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. You should consider our independent registered public accountant’s comments when determining if an investment in the Company is suitable.

We are an "emerging growth company" and intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies; as a result our common stock may be less attractive to investors

      We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012. We intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Such exemptions include, but not limited to: not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act; reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer considered an emerging growth company, which in certain circumstances could be up to five years. There may be a less active trading market for our common stock and our stock price may be more volatile.

As an emerging growth company, exemptions from the following provisions are available to us:

1. Section 404(b) of the Sarbanes-Oxley Act of 2002, which requires auditor attestation of internal controls;

2. Section 14A(a) and (b) of the Securities Exchange Act of 1934, which require companies to hold shareholder advisory votes on executive compensation and golden parachute compensation;

3. Section 14(i) of the Exchange Act (which has not yet been implemented), which requires companies to disclose the relationship between executive compensation actually paid and the financial performance of the company;

4. Section 953(b)(1) of the Dodd-Frank Act (which has not yet been implemented), which requires companies to disclose the ratio between the annual total compensation of the CEO and the median of the annual total compensation of all employees of the companies; and

5. The requirement to provide certain other executive compensation disclosure under Item 402 of Regulation S-K. Instead, an emerging growth company must only comply with the more limited provisions of Item 402 applicable to smaller reporting companies, regardless of the issuer's size.

This Registration Statement will be used to present to potential investors, and may be accessed through the Securities and Exchange Commission site as well as directly from the Company.

You may have limited access to information regarding our business because we are a limited reporting company exempt from many regulatory requirements and our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

The Company will not become a fully reporting company, but rather, will be subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934. As of effectiveness of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying (see “Where You Can Find More Information” elsewhere in this prospectus). Except during the year that our registration statement becomes effective, these reporting obligations may be automatically suspended under Section 15(d) if we have less than 300 shareholders at the beginning of our fiscal year. We currently have fewer than 300 shareholders and if we continue to have fewer than 300 shareholders, we will be exempt from the filing requirements as required pursuant to Section 13 of the Securities Exchange Act and will not be required to file any periodic reports, including Form 10-Q and 10-K filings, with the SEC subsequent to the Form 10-K required for the fiscal year in which our registration statement is effective. Further, disclosures in our Form 10-K that we will be required to file for the fiscal year in which our registration statement is effective, is less extensive than the disclosures required of fully reporting companies. Specifically, we are not subject to disclose in our Form 10K risk factors, unresolved staff comments, or selected financial data, pursuant to Items 1A, 1B, and 6, respectively. If the reports are not filed or are less extensive than those required of fully reporting companies, the investors will have reduced visibility as to the Company and its financial condition.

In addition, as a filer subject to Section 15(d) of the Exchange Act, the Company is not required to prepare proxy or information statements, and our common stock will not be subject to the protection of the ongoing private regulations. Additionally, the Company will be subject to only limited portions of the tender offer rules, and our officers, directors, and more than ten (10%) percent shareholders are not required to file beneficial ownership reports about their holdings in our Company, and will not be subject to the short-swing profit recovery provisions of the Exchange Act. Further, more than five percent (5%) holders of classes of our equity securities will not be required to report information about their ownership positions in the securities. This means that your access to information regarding our business will be limited.

RISKS RELATED TO OUR BUSINESS

Key management personnel may leave the Company, which could adversely affect the ability of the Company to continue operations.

The Company is entirely dependent on the efforts of our CEO and President because of the time and effort that he devotes to the Company. In the crucial role of Engineering Manager and Product Development, the loss of him, or other key personnel in the future, could have a material adverse effect on our business, financial condition and results of operations. The Company does not maintain “key person” life insurance on its officers, directors or key employees. Our success will depend on the performance of Mr. Mandel and our ability to attract and motivate other key personnel.

Presently, the Company’s president will be devoting 25 hours and his free time to the Company, which may result in a business failure if that time is not sufficient for the development and management of our operations.

Our sole officer, Mr. Mandel, has committed to the Company 25 hours a week and his available weekends.  He currently maintains a paid position at Eigen where he serves as a director of operation regulatory affairs and quality assurance, and has held this position for the past 5 years, and works 40 hours a week. Our operations will consume most of Mr. Mandel’s free time. If Mr. Mandel’s time is not sufficient for the Company’s operations, we risk failure.

The Company's current cash flow and access to capital compared to the fees being earned by the Company's sole-officer and directors may adversely affect our future performance and operations.

Our President and Director, Mr. Mandel, entered into a management agreement effective May 15, 2016 whereby he received a signing bonus of 30,000,000 shares valued at $30,000 in respect of his services to the Company for a one year period ending May 15, 2017, along with a stipend of $1,000 per month. Dr. Austin entered into an agreement effective May 15, 2016, to serve as our Chairman of the Board for a one-time issuance of 30,000,000 shares of Common Stock, valued at $30,000, for her services to the Company. As a result, Mr. Mandel and Dr. Austin, together currently own 95.2% of the issued share capital and will control approximately 64.5% of the total issued and outstanding shares if this Offering is fully subscribed.

Our proposed products and product offerings could fail to attract or retain customers or generate revenue.

Because we are an emerging growth company, we are exploring the development and roll out of our marketing strategy. In addition, our potential customers may not respond favorably to our products once launched.  If products we introduce fail to engage customers and initiate a change in behavior to use our device instead of other cold/heat applications, we may fail to acquire or retain enough customers to justify our investment, and our business may be materially and adversely affected.

Our business is highly competitive. Competition presents an ongoing threat to the success of our business.

Our direct competitors are the manufacturers of Ice packs, Heat packs, and Gel packs. Our Company will compete for the sales of ice packs, heat packs and gel packs with many companies that have had a longer history of sales and greater name recognition to potential customers. We expect to compete with these other companies on the basis of providing a simple solution that will reduce the burden of the tasks of applying hot and cold, for specific time periods and allow people to remain mobile rather than pausing life activities in order to obtain repetitive therapy. Our principal competitors include Thermacare, Ace, Curad, Sunbeam, Thermipaq all of which offer online products and have distribution through medical companies similar to our proposed product offering.

We anticipate that most, if not all, of our competitors will have greater business name and access to greater amounts of capital and established relationships with a larger base of current and potential customers. Because of their size and bargaining power, our competitors may be able to maintain their customers due to loyalty and comfort vs. change their behavior and be motivated to purchase a different product, at a higher price point.

We cannot assure you that we will be able to manage the growth of our Company effectively.

We plan to experience growth in demand for our products once we are able to successfully produce and subsequently market our products via health care services companies who specialize in distribution of pharmaceuticals and medical products, in pharmacies, with pharmaceutical representatives and in sporting goods stores Once our product has been manufactured we will need a warehouse to store, and operate as a fulfillment center and product fulfillment, employees and an accountant.  We expect our growth to continue for the foreseeable future. The growth and expansion of our business and product offerings could place significant demands on our management and our operational and financial resources. We will need to manage multiple relations with various health care services companies, the manufacturer, and employees. To effectively manage our growth, we will need to continually implement operational plans and strategies, improve and expand our infrastructure, and train and manage our employee base.

Government regulation of the medical device, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

       The FDA regulates medical class companies and medical devices.

Failure to comply with federal and state privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal and state laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal and state legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. We will post privacy policies and practices concerning the collection, use and disclosure of customer information. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or orders or other federal or state privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of customers or merchants and adversely affect our business.

We will be subject to payments-related risks.

We plan to accept payments via wire from the resellers of our product.  We will pay bank and other fees, which may increase over time and raise our operating costs and lower profitability. We will rely on the bank system to timely deliver the wire credit to our account, and it could disrupt our business if these bank’s systems fail or are delayed.

RISKS RELATING TO THE COMMON STOCK

The Company’s stock price may be volatile.

The market price of the Company’s Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various potential factors, many of which will be beyond the Company’s control, including the following:

•	products by the Company or its competitors;
•	additions or departures of key personnel;
•	the Company’s ability to execute its business plan;
•	operating results that fall below expectations;
•	industry developments;
•	economic and other external factors; and
•	period-to-period fluctuations in the Company’s financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the Company’s Common Stock.

As a public company, we will incur substantial expenses.

Upon declared effectiveness of this Registration Statement by the SEC, we will become subject to the information and reporting requirements of the U.S. securities laws. The U.S. securities laws require, among other things, review, audit, and public reporting of our financial results, business activities, and other matters. Recent SEC regulation, including regulation enacted as a result of the Sarbanes-Oxley Act of 2002, has also substantially increased the accounting, legal, and other costs related to becoming and remaining an SEC reporting company. If we do not have current information about our Company available to market makers, they will not be able to trade our stock. The public company costs of preparing and filing annual and quarterly reports, and other information with the SEC and furnishing audited reports to stockholders, will cause our expenses to be higher than they would be if we were privately-held. In addition, we are incurring substantial expenses in connection with the preparation of this Registration Statement. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Our failure to comply with the federal securities laws could result in private or governmental legal action against us and/or our sole officer and directors, which could have a detrimental effect on our business and finances, the value of our stock, and the ability of stockholders to resell their stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that relate to the application of the SEC’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment. Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity and liquidity of our Common Stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our Common Stock, reducing a shareholder’s ability to resell shares of our Common Stock.

We may be exposed to potential risks resulting from new requirements under section 404 of the Sarbanes-Oxley Act of 2002.

In addition to the costs of compliance with having our shares listed on the OTC Pink, there are substantial penalties that could be imposed upon us if we fail to comply with all regulatory requirements. In particular, under Section 404 of the Sarbanes-Oxley Act of 2002, as a smaller reporting company, our management will be required to provide a report on the effectiveness of our internal controls over financial reporting, beginning with our second annual report, and we will not be required to provide an auditor’s attestation regarding such report. We have not assessed the effectiveness of our disclosure controls and procedures or our internal controls over financial reporting, and we expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification requirements. Additionally, investors should be aware of the risk that management may assess and render the Company’s internal controls ineffective, which could have a material adverse effect on the Company’s financial condition or results of operations.

If a market for our Common Stock does not develop, shareholders may be unable to sell their shares.

A market for our Common Stock may never develop. We intend to contact an authorized OTC market-maker for sponsorship of our securities on the OTC. However, there is no guarantee that our shares will be traded, or, if traded, a public market may not materialize. If our Common Stock is not traded on the OTC Pink or if a public market for our Common Stock does not develop, investors may not be able to re-sell the shares of our Common Stock that they have purchased and may lose all of their investment.

The Company’s Common Stock is currently deemed to be “penny stock”, which makes it more difficult for investors to sell their shares.

The Company’s Common Stock is currently subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act. The penny stock rules apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000. These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for the Company’s securities. If the Company’s securities are subject to the penny stock rules, investors will find it more difficult to dispose of the Company’s securities.

The elimination of monetary liability against the Company’s existing and future directors, officers and employees under Nevada law and the existence of indemnification rights to the Company’s existing and future directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against the Company’s directors, officers and employees.

The Company’s Articles of Incorporation contain specific provisions that eliminate the liability of directors for monetary damages to the Company and the Company’s stockholders; further, the Company is prepared to give such indemnification to its existing and future directors and officers to the extent provided by Nevada law. The Company may also have contractual indemnification obligations under any employment agreements it may have with its officers and directors. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which the Company may be unable to recoup. These provisions and resultant costs may also discourage the Company from bringing a lawsuit against existing and future directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by the Company’s stockholders against the Company’s existing and future directors and officers even though such actions, if successful, might otherwise benefit the Company and its stockholders.

DETERMINATION OF OFFERING PRICE

As a result of there being no established public market for our shares, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by the Company and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares.

USE OF PROCEEDS

This Offering is being made without the involvement of underwriters or broker-dealers. This means we will receive $600,000 if all of the shares of Common Stock offered hereunder are purchased. However, we cannot guarantee that we will sell any or all of the shares being offered by us. The table below estimates our use of proceeds, given the varying levels of success of the Offering.

Shares Offered (% Sold)	Gross Offering Proceeds	Approximate Offering Expenses (1)		Total Net Offering Proceeds(1)	Principal Uses of Net Proceeds
7,500,000 shares (25%)	$150,000	Offering costs including drafting and preparation of the Registration Statement, all associated auditor, accountant and filing fees up to period of Notice of Effectiveness. Preparation and filing of Form 15C211, application for DTC eligibility and obtaining a trading symbol on OTC Markets		$150,000	Initial production run – 100 arm band devices	$100,000
					Marketing efforts	$ Nil
					Marketing Materials	$ Nil
					Distributor costs	$ Nil
					G&A, website maintenance, including management salary as may be required	$ 15,000
					Admin/Professional Fees(2)	$ 35,000
		TOTAL	$60,000		TOTAL	$150,000
15,000,000shares (50%)	$300,000	Offering costs including drafting and preparation of the Registration Statement, all associated auditor, accountant and filing fees up to period of Notice of Effectiveness. Preparation and filing of Form 15C211, application for DTC eligibility and obtaining a trading symbol on OTC Markets		$300,000	Initial production run – 200 arm band devices	$200,000
					Marketing efforts	$ 10,000
					Marketing Materials	$ 15,000
					Distributor costs	$ 15,000
					G&A, website maintenance, including management salary as may be required	$ 25,000
					Admin/Professional Fees(2)	$ 35,000
		TOTAL	$60,000		TOTAL	$300,000
22,500,000 shares (75%)	$450,000	Offering costs including drafting and preparation of the Registration Statement, all associated auditor, accountant and filing fees up to period of Notice of Effectiveness. Preparation and filing of Form 15C211, application for DTC eligibility and obtaining a trading symbol on OTC Markets		$450,000	Initial production run – 200 arm band devices	$200,000
					Marketing efforts	$ 65,000
					Marketing Materials	$ 25,000
					Distributor costs	$ 50,000
					G&A, website maintenance, including management salary as may be required, addition of in house order and support staff	$ 75,000
					Admin/Professional Fees(2)	$ 35,000

		TOTAL	$60,000		TOTAL	$450,000
30,000,000 shares (100%)	$600,000	Offering costs including drafting and preparation of the Registration Statement, all associated auditor, accountant and filing fees up to period of Notice of Effectiveness. Preparation and filing of Form 15C211, application for DTC eligibility and obtaining a trading symbol on OTC Markets		$600,000	Initial production run – 200 arm band devices	$200,000
					Secondary production	$ 150,000
					Marketing efforts	$ 65,000
					Marketing Materials	$ 25,000
					Distributor costs	$ 50,000
					G&A, website maintenance, including management salary as may be required, addition of in house order and support staff	$ 75,000
					Admin/Professional Fees(2)	$ 35,000
		TOTAL	$60,000		TOTAL	$600,000

(1) Offering expenses have a fixed value of $60,000 under the terms of a contract entered into with S-1 Services LLC whereby S-1 Services will cover all costs and services associated with drafting and preparation of the Registration Statement, all associated auditor, accountant and filing fees up to period of Notice of Effectiveness. Preparation and filing of Form 15c2-11, application for DTC eligibility and obtaining a trading symbol on OTC Pink. The services provided have been agreed to be paid by the issuance of 3,000,000 shares of common stock with a value of $60,000. As a result there is no deduction to the net proceeds of the Offering as a result of the payment of the associated Offering Costs.
(2) Admin and professional fees include the costs of public reporting in the 12 months following notice of effectiveness estimated at $35,000 which will include but are not limited to: legal fees, audit fees, accounting fees and SEC filing fees.

If 100% of the offered shares are sold, we will receive the maximum proceeds of $600,000.  We intend to allocate an initial $200,000 to the first production run of the arm band devices which amount includes onetime startup costs at the manufacturer and the production of approximately 200 arm band devices.   To assist our marketing push we expect to allocate a further $150,000 to secondary arm band production costs. Further we will have suitable funds on hand to allocate to a medical professional to enhance the distribution of our product line to health care services companies who specialize in distribution of pharmaceuticals and medical products, pharmacies, pharmaceutical representatives and sporting goods stores, totaling approximately $50,000. We will allocate $90,000 to marketing materials and marketing efforts which may include instore displays and product promotions.  Additionally, $75,000 from proceeds will be used for general overhead including payments to our President, general office and website costs as well as the retention of an employee to address order support and warehousing and a part time accounting staff.  Further, we will use $35,000 of our net proceeds for administrative and professional fees in order to meet our public reporting obligations.

If 75% of the offered shares are sold, we will receive the maximum proceeds of $450,000.  We intend to allocate an initial $200,000 to the first production run of the arm band devices which amount includes onetime startup costs at the manufacturer and the production of approximately 200 arm band devices.   Further we will have suitable funds on hand to allocate to a medical professional to enhance the distribution of our product line to health care services companies who specialize in distribution of pharmaceuticals and medical products, pharmacies, pharmaceutical representatives and sporting goods stores, totaling approximately $50,000. We will allocate $90,000 to marketing materials and marketing efforts which may include instore displays and product promotions.  Additionally, $75,000 from proceeds will be used for general overhead including payments to our President, general office and website costs as well as the retention of an employee to address order support and warehousing and a part time accounting staff.  Further, we will use $35,000 of our net proceeds for administrative and professional fees in order to meet our public reporting obligations.

If 50% of the offered shares are sold, we will receive the maximum proceeds of $300,000. We intend to allocate an initial $200,000 to the first production run of the arm band devices which amount includes onetime startup costs at the manufacturer and the production of approximately 200 arm band devices.   Further we will have limited funds to allocate to a medical professional to enhance the distribution of our product line to health care services companies who specialize in distribution of pharmaceuticals and medical products, pharmacies, pharmaceutical representatives and sporting goods stores, totaling approximately $15,000. We will allocate $25,000 to marketing materials and marketing efforts.  Additionally, $25,000 from proceeds will be used for general overhead including payments to our President, general office and website costs.  Further, we will use $35,000 of our net proceeds for administrative and professional fees in order to meet our public reporting obligations.

If 25% of the offered shares are sold we will receive the maximum proceeds of $150,000.  We intend to allocate an initial $100,000 to the first production run of the arm band devices which amount includes onetime startup costs at the manufacturer and the production of approximately 100 arm band devices.   Further we will not have funds to allocate to a medical professional to enhance the distribution of our product line to health care services companies who specialize in distribution of pharmaceuticals and medical products, pharmacies, pharmaceutical representatives and sporting goods stores, nor will we have a budget to allocate to marketing materials and marketing efforts.  Our President will be relied upon to promote our initial product distribution. We have allocated a total of $15,000 from proceeds for general overhead including payments to our President, general office and website costs.  Further, we will use $35,000 of our net proceeds for administrative and professional fees in order to meet our public reporting obligations.

During the next twelve months, funds from this Offering may be used to pay Mr. Mandel for his services to the Company, should the Company determine there are sufficient funds. If there are not sufficient funds, Mr. Mandel will defer payments and allow his salary to accrue. Further Mr. Mandel has been compensated for his services by the issuance of 30,000,000 shares of the Company’s common stock valued at $30,000. There can be no assurance that the Company will raise any funds through this Offering and if a limited amount of funds are raised, the Company will use such funds according to its best judgment in accordance with the “Use of Proceeds” chart. This discretion is not unlimited and any such change in the use of proceeds as discussed above would be restricted to a proportionate reduction in funds allocated to each specific item listed, and would not differ materially from the “Use of Proceeds” chart above. To the extent our offering proceeds do not cover any professional fees incurred by the Company, we anticipate paying for any such expenses out of any additional funding or revenues we receive.

If we require additional funding, we will seek such funds from friends, family, and business acquaintances in order to continue our operations. As with any form of financing, there are uncertainties concerning the availability of such funds on terms acceptable to us, as we have not received any firm commitments or indications of interest from our friends, family members, or business acquaintances regarding potential investments in our Company.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

As of the date of this prospectus, the Company has 63,000,000 shares of Common Stock issued and outstanding. There is no arrangement to address the possible effect of the Offering on the price of the stock.

In connection with the Company’s selling efforts in the Offering, neither William Mandel, nor Dr. Austin will register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an Offering of the issuer’s securities. Mr. Mandel is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Mr. Mandel will not be compensated in connection with his participation in the Offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Mr. Mandel is not, nor has he been within the past 12 months, a broker or dealer, and he is not, nor has he been within the past 12 months, an associated person of a broker or dealer. At the end of the Offering, Mr. Mandel will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Mr. Mandel has not participated in another offering of securities pursuant to the Exchange Act Rule 3a4-1 in the past 12 months. Additionally, he has not and will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on the Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

        In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which the Company has complied. In addition, and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

Penny Stock Regulation

Our Common Shares are not quoted on any stock exchange or quotation system. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, that:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;
•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;
•	contains a toll-free telephone number for inquiries on disciplinary actions;
•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and,
•	contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide the customer with the following, prior to proceeding with any transaction in a penny stock:

•	bid and offer quotations for the penny stock;
•	details of the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and,
•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Offering Period and Expiration Date

This Offering will start on the date this Registration Statement is declared effective by the SEC and continue for a period of 180 days. We may extend the offering period for an additional 90 days, unless the Offering is completed or otherwise terminated by us.

Procedures for Subscribing

Once the Registration Statement is declared effective by the SEC, if you decide to subscribe for any shares in this Offering, you must:

1.     receive, review, execute and deliver a Subscription Agreement; and

2.     deliver a check or certified funds to us for acceptance or rejection.

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. The Company shall only deliver such Subscription Documents upon request after a potential investor has had ample opportunity to review this prospectus. Further, we will not accept any money until this Registration Statement is declared effective by the SEC.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the customer, without interest or deductions.

Acceptance of Subscriptions

Upon the Company’s acceptance of a Subscription Agreement and receipt of full payment, the Company shall countersign the Subscription Agreement and within 20 days, will issue, or cause to be issued, a stock certificate along with a copy of the Subscription Agreement.

Once you submit the Subscription Agreement and it is accepted, you may not revoke or change your subscription or request a refund of monies paid.  All accepted Subscription Agreements are irrevocable, even if you subsequently learn information about the Company that you consider to be materially unfavorable.

DILUTION

We intend to sell 30,000,000 shares of our Common Stock at a price of $0.02 per share. The following table sets forth the number of shares of Common Stock purchased from us, the total consideration paid and the price per share. The table assumes all 30,000,000 shares of Common Stock will be sold.

	Shares Issued		Total Consideration		Price Per Share
	Number of Shares	Percent	Amount	Percent
Existing Shareholders (1)	60,000,000	64.5%	$60,000	8.3%	$0.001
Existing Shareholder (2)	3,000,000	3.2%	$60,000	8.33%	$0.02
Purchasers of Shares	30,000,000	32.3%	$600,000	83.34%	$0.02
Total	93,000,000	100%	$720,000	100%

               (1) Subsequent to the organization of the Company, the Company issued 30,000,000 shares of its Common Stock, at $0.001 per share for a total of $30,000 to Mr. William Mandel, our sole officer, and a director, as consideration for services rendered in the form of a signing bonus.  Additionally, the Company issued 30,000,000 shares of its Common Stock to Dr. Austin our Chairman of the Board as consideration for services rendered as Chairman.
                (2) The Company has issued 3,000,000 shares of its Common Stock to S-1 Services relative to Offering costs and other consulting services to be provided to the Company at a value of $0.02 per share, or for a total of $60,000.

The following table sets forth the difference between the offering price of the shares of our Common Stock being offered by us, the net tangible book value per share, and the net tangible book value per share after giving effect to the Offering by us, assuming that 100%, 75%, 50% and 25% of the offered shares are sold. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares outstanding as of June 30, 2016. Totals may vary due to rounding.

	25% of offered shares are sold	50% of offered shares are sold	75% of offered shares are sold	100% of offered shares are sold
Offering Price	$0.02 per share	$0.02 per share	$0.02 per share	$0.02 per share
Net tangible book value at June 30, 2016	$0.00090 per share	$0.00090per share	$0.00090per share	$0.00090per share
Net tangible book value after giving effect to the Offering	$0.00293 per share	$0.00457 per share	$0.00614 per share	$0.00706 per share
Increase in net tangible book value per share attributable to cash payments made by new investors	$0.00203 per share	$0.00367 per share	$0.00524 per share	$0.00616 per share
Per Share Dilution to New Investors	$0.01707 per share	$0.01543 per share	$0.01385 per share	$0.01294 per share

If 100% of the offered shares are sold we will receive the maximum proceeds of $600,000. Offering expenses have been settled by the issuance of 3,000,000 shares at a value of $0.02 per share for a total of $60,000 and do not reduce the proceeds from the offering as a result. If 75% of the offered shares are sold we receive $450,000 in gross proceeds to the Company. If 50% of the offered shares are sold we will receive a total of $300,000 in gross proceeds to the Company. If 25% of the offered shares are sold we will receive a total of $150,000 in gross proceeds to the Company.

DESCRIPTION OF PROPERTY

We currently are using a portion of our Chief Executive Officer’s  home as our corporate headquarters, this space is located at Kelvin Medical,  Inc. 10930 Skyranch Place, Nevada City, CA 95959. We currently do not own any real property.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of Common Stock; $0.001 par value per share. There are no provisions in our charter or Bylaws that would delay, defer or prevent a change in our control. However, there exists such provisions in our charter that may make changes of control more difficult. Such provisions include the ability of our Board of Directors to issue a series of preferred stock and the limited ability of stockholders to call a special meeting. Special meetings of the shareholders may be called at any time by the Chairman of the Board, the President, or the Secretary, by resolution of the Board of Directors, or at the request in writing of one or more stockholders owning shares in the aggregate entitled to cast at least a majority of the votes at the meeting, with such written request to state the purpose or purposes of the meeting and to be delivered to the Chairman of the Board, the President, or the Secretary.    In case of failure to call such meeting within 60 days after such request, such shareholder or shareholders may call the same. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

The holders of our Common Stock have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs. Our Common Stock does not provide the right to pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our Common Stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders voting for the election of directors, may cast such votes equal to the total number of shares owned by each shareholder for each of the duly nominated directors, if they so choose.

Preferred Stock

The Company has not authorized or  issued any Preferred Stock at this time.

Dividends

It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants and Options

There are no outstanding warrants or options to purchase our securities.

Transfer Agent and Registrar

        We have not yet engaged a transfer agent.

INFORMATION WITH RESPECT TO REGISTRANT

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE  FINANCIAL STATEMENTS OF KELVIN MEDICAL, INC.AND THE NOTES TO  FINANCIAL STATEMENTS INCLUDED IN THIS REGISTRATION STATEMENT. THIS DISCUSSION SUMMARIZES THE SIGNIFICANT FACTORS AFFECTING OUR OPERATING RESULTS, FINANCIAL CONDITION AND LIQUIDITY AND CASH-FLOW SINCE INCEPTION.

DESCRIPTION OF BUSINESS

We are an "emerging growth company" and intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies; as a result our common stock may be less attractive to investors

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS ACT) We intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Such exemptions include, but are not limited to: not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act; reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer considered an emerging growth company, which in certain circumstances could be up to five years. There may be a less active trading market for our common stock and our stock price may be more volatile.

As an emerging growth company, exemptions from the following provisions are available to us:

1. Section 404(b) of the Sarbanes-Oxley Act of 2002, which requires auditor attestation of internal controls;

2. Section 14A(a) and (b) of the Securities Exchange Act of 1934, which require companies to hold shareholder advisory votes on executive compensation and golden parachute compensation;

3. Section 14(i) of the Exchange Act (which has not yet been implemented), which requires companies to disclose the relationship between executive compensation actually paid and the financial performance of the company;

4. Section 953(b)(1) of the Dodd-Frank Act (which has not yet been implemented), which requires companies to disclose the ratio between the annual total compensation of the CEO and the median of the annual total compensation of all employees of the companies; and

5. The requirement to provide certain other executive compensation disclosure under Item 402 of Regulation S-K. Instead, an emerging growth company must only comply with the more limited provisions of Item 402 applicable to smaller reporting companies, regardless of the issuer's size.

Company Overview

Kelvin Medical, Inc. (“THE COMPANY” or the “Company”) was incorporated in the State of Nevada on May 5, 2016.  We are a medical device technology development company that engages in the development, eventual production and sale of a hot and cold device. In 2016 we launched our website www.kelvinmedical.com. William Mandel, who is currently our sole officer, and a director, has been with our Company since May 5, 2016, and manages our operations. Dr. Austin serves as our Chairman of the Board of Directors. Our headquarters are located at Kelvin Medical, LLC 10930 Skyranch Place Nevada City, CA 95959.

    On May 10, 2016 we entered into a patent license agreement with Oasis Medical Solutions ("OMS"), a sole proprietorship organized in the State of California controlled by our Board of Directors,  (“Licensor”) under which the Licensor desires to grant and the Company desires to accept an exclusive license of the Patent for the building of, and use of, machines incorporating the Patent’s technology under the certain terms and conditions.  Licensor is the holder, via assignment from the inventor, William R. Mandel of the U.S. Patent Number: PCT/US11/39860 on “APPARATUS FOR THERAPEUTIC COOLING AND WARMING OF A BODY PORTION OF A HUMAN OR MAMMAL” (the “Patent,” “Medical Device”) that, among other things, warms and cools portions of the human or mammal body”.

The provisional patent was filed June 11, 2010 and filed under the Patent Cooperation Treaty (PCT). The patent will expire June 11, 2030. The term of the agreement shall be for 15 years and shall not extend beyond the full term of the patent.”

The Company will pay a monthly maintenance fee, along with an annual fee to maintain the license; additionally, Kelvin agreed to pay 6% royalty per machine sold. If the product has not reached production within 5 years, the license will be considered null and void with all rights returning to Oasis Medical Solutions.  Rights may not be sold or transferred without agreement between OMS and Kelvin.
We plan to produce and resell our products to health care services companies who specialize in distribution of pharmaceuticals and medical products, pharmacies, pharmaceutical representatives and sporting goods stores. The Company plans to produce our production prototype for the Therm-N-Ice arm band in the USA as our initial product launch. The Company does not maintain any inventory currently.  Our CEO has spent 5 years and his own funds and time to develop our working prototype, and has secured a Chinese Patent and has applied to receive a US Patent.

Governmental Approval Of Our Product

All medical devices companies need to register with the FDA and pay the registration fee. We will also register and request that Kelvin Medical Inc. has “Small Business Status”. This will help to reduce fees in the future. A Small Business is defined by having gross receipts of sales of no more than $100 million for the most recent tax year.

FDA provides guides on when to submit a 510(k). A 510(K) is a premarket submission made to FDA to demonstrate that the device to be marketed is at least as safe and effective, that is, substantially equivalent, to a legally marketed device (21 CFR §807.92(a)(3)) that is not subject to premarket approval.

Under FDA guides, the Therm-n-Ice device is 510(k) exempt, falling under these 21CFR listings:
890.5700         Cold Pack.
890.5710         Hot Or Cold Disposable Pack.
890.5720         Water Circulating Hot Or Cold Pack. (II)
890.5730         Moist Heat Pack.
890.5740         Powered Heating Pad. (II)

Under FDA classifications, the Therm-N-Ice is a Class II device. FDA has 3 classifications, Class I, Class II, Class III. These classifications are risk based, that is, the risk the device poses to the patient and/or the user is a major factor in the class it is assigned. Class I includes devices with the lowest risk and Class III includes those with the greatest risk.

Some Class I and Class II devices can be exempt. However, although some Class II devices may be exempt from 510(k), they are not exempt from current Good Manufacturing Practices (cGMP). cGMP refers to the “Current Good Manufacturing Practice” regulations enforced by the US Food and Drug Administration (FDA). cGMPs provide for systems that assure proper design, monitoring, and control of manufacturing processes and facilities. Reference to GMP rather than cGMP is the older reference to the same regulations.

cGMP requirements for devices in part 820 (21 CFR part 820) were first authorized by section 520(f) of the Federal Food, Drug, and Cosmetic Act (the Act).  Under section 520(f) of the Act, FDA issued a final rule in the Federal Register of July 21, 1978 (43 FR 31 508), prescribing cGMP requirements for medical devices. The requirement for Design Control was included later. These standards are harmonized with the International Organization for Standards (ISO)13485. In the future, if Kelvin Medical Inc. decides to market to the international market, we will be certified to ISO13485 and obtain CE (Conformité Européenne) markings under the guidance of a Notified Body.

cGMP defines the Quality System as required by the FDA. The quality system regulation includes requirements related to the methods used in, and the facilities and controls used for, designing, manufacturing, packaging, labeling, storing, installing, and servicing of medical devices intended for human use. Our president, William Mandel, has many years of experience dealing with the FDA and ISO in regard to medical device approval.

     The process duration is that the guidelines state that 30 days after FDA registration, Kelvin Medical Inc. can commence putting a device into commercial distribution. During those 30 days, the FDA may do a factory inspection.

       The FDA approval process for this medical device does not exist, because exempt devices do not have an approval process. FDA names this clearance.

The nature of regulatory oversight is for protecting the public health by assuring the safety, efficacy and security of human and veterinary drugs, biological products, medical devices, our nation's food supply, cosmetics, and products that emit radiation.

        The results  of noncompliance are the following:

    There are different levels of noncompliance. When an audit occurs, the FDA auditor can give a 483 that list observations of noncompliance. These are reviewed and various types of actions can happen. The lowest is to verify that the noncompliance has been corrected upon the next audit, two year later. The next step up is that it is verified to be compliant with an audit in 30 days. If found non-compliant it can lead to fines, lock up the business, and jail time.

Another possible roadblock is a “Medical Device Report” (MDR). Getting a MDR is where someone has reported that an injury has occurred. There are strict guidelines, given by the FDA, on what to do and time frames to do it in. An internal investigation occurs and appropriate action takes place. If the device is found to be defective a recall of the device can occur.

None of the data relative to our product was purchased or commissioned.

We hope to realize our full plan of operations by raising money through the sale of our securities, as contemplated within this Offering. We believe that if we are able to raise the full amount of funds contemplated herein, we would be able to launch our Company properly by producing our initial quantity of devices and reselling them through our proposed channels.

Kelvin Medical is preparing to establish both commercial and retail markets with a national distribution channel. The target channels for commercial healthcare distribution are through organizations that are established for product distribution to consumer locations. Kelvin Medical will also market the product through retail distributors for consumer markets, as well as provide joint advertising support for direct distribution to sports medicine, physical therapy and general consumer medical device advertising channels, such as journals, local advertising newspaper inserts.

Opportunity

Critical care statistics show there are 420,870 cases of sprains, strains, or tears were the leading injury or illness in private industry and state and local government in the U.S. in 2014. “Type of injury or illness and body parts affected by nonfatal injuries and illnesses in 2014.” (BLS.gov., 02 Dec 2015 Published. Web. 28 April 2016 Accessed.)

In the U.S., about 30 million children and teens participate in some form of organized sports, and more than 3.5 million injuries occur each year, which cause some loss of time of participation, are experienced by the participants. Almost one-third of all injuries incurred in childhood are sports-related injuries. The most common injuries are sprains and strains.  More than 775,000 children, ages 14 and younger, are treated in hospital emergency rooms for sports-related injuries each year. Most of the injuries occurred as a result of falls, being struck by an object, collisions, and overexertion during unorganized or informal sports activities. (“Sports Injury Statistics” Stanford Childrens.org. Stanford Children’s Health, 2016 Published. Web. 28 April 2016 Accessed.)

Professional athletes were among five occupations that had more than 1,000 injuries per 10,000 workers. Athletes and sports competitors suffer more than 2,000 injuries per 10,000 workers, according to the Bureau of Labor Statistics.  (Fizgerald, Tim “Professional Athletes” Consumer Healthday.com. 20 Jan. 2016 Published. Web. 28 April 2016 Accessed.)

With the number of minor sprains, strains and contusions that occur, both in sports related and routine daily living and work activities, many require some form of intervention. A portion of these injuries can use a cold pack or heat as an option.

Industry Overview

The use of Hot and Cold Therapy, sometimes referred to as Contrast Therapy, can be placed in three different categories: Critical Care, Long-Term Acute Care, and Chronic Care.

Critical Care refers to the treatment of a trauma at the onset of an injury. The recommendation is to use the R.I.C.E. method at this time.  R.I.C.E. stands for Rest, Ice, Compression and Elevation.

Long-Term Acute Care refers to the time frame between the 72-hour period to full recovery. Two types of intervention are typically suggested for this period of time, either warmth only or alternating warm and cold therapy.

The industry’s leaders include Thermacare, Ace, Kaz Softheat, Bed Buddy, Thera Med, Cryo Max, Kaz Smart Heat, Well Patch, and Thermipaq. On Statistic.com the annual sales of the leading Over the counter pain relief products in the United States in July 2014 in million U.S. dollars showed Thermacare, one of the industry’s leaders, had $58.6 million in U.S. sales in 2014 of its hot cold packs. Thermacare in 2008 showed sales of $51.6 million, showing a gain of $7 million in sales in the last 6 years. Although the industry’s leaders as a whole do not have an up to date statistic less than two years old, Statistica.com did report in 2007/2008 combined sales of these 9 industry leaders, mentioned in this paragraph, to be $146.7 million.

Current Operations

Since inception, our operations have primarily consisted of the organization of our business and the development of our business plan. Our business plan includes a three-phase plan that details the steps we intend to take to produce, launch and market our product. Currently we are still in Phase 1 of our plan which includes following:

•	formation of our Company;
•	completion of our business plan;
•	development of website
•	the acquisition of funding

All aspects of Phase 1 have been completed, with the exception of acquiring funding. Operations and expenditures have included the incorporation of Kelvin Medical, Inc. under the laws of the State of Nevada, and the formation of an extensive business plan in which we have mapped out all of the initial products that we will eventually plan to offer to our clients, as well as the development of the website. Phase 1 will culminate with the completion of this Offering, which will hopefully enable us to raise capital through the sale of our securities and see us through Phases 2 and 3. Phase 2 involves producing our first generation of devices, and finding distribution from pharmacies, sporting goods stores and health care services companies who specialize in distribution of pharmaceuticals and medical products.  Phase 3 we intend to produce a larger production of our initial arm band device, rent a warehouse for order fulfillment, hire an employee to fulfill orders and hire office support staff. We do not intend on entering Phase 2 or 3 until the Company raises additional funding either through completion of this Offering or through third parties if the Company does not receive sufficient proceeds from this Offering. Further descriptions of Phases 2 and 3 of our business plan are included in the “Plan of Operations” section of this prospectus.

Products

The estimated Cost of Goods was determined by identifying all of the parts that are in the functional prototype, researching the most cost effective source and amount, extending the quantity to 1000, 5000, and 10,000 pieces and adding the costs up. For molded part quotes were obtained at 1000, 5000, 10,000 pieces and added to the Cost of Goods. Cost for packaging, manuals, testing, labor, and shipping are included. This is standard practice in the medical device industry for determining cost.

If we were to advance with the direct sales option, we will use an estimate model of four times the Cost of Goods. This option was selected because there will be increase cost incurred due to the increased cost of selling the product. This model is well supported.

CSIMarket is an independent digital financial media company and provider of integrated financial information and analytical applications to the global investment community. CSIMarket reports:

Medical Equipment & Supplies Industry Profitability Ratios	2Q	1Q	4Q	3Q	2Q
	2016	2016	2015	2015	2015
Gross Margin	42.70%	42.41%	37.15%	50.83%	49.95%
Gross Margin Annual (TTM)	41.65%	42.09%	42.67%	51.73%	50.51%

CSIMartet also Reports:
Gross Margin Statistics
High	Average	Low
62.39%	58.70%	37.15%
1. quarter 2006		4. quarter 2015

We chose a 50% Gross Margin that is within company averages and placed it at the lower end because we want to make the Therm-N-Ice affordable as a consumer product but still maintain margins that can sustain the company.

In the analysis of the price Point table, the second table “Price Pt analysis at $120” The price of $120 is fixed, the 50% Gross Margin is fixed and the Discount to Distributor varies. In fact, a 42% Discount to the Distributor is more than reasonable and may mean that we can lower the $120 retail price.

The first table, “Price Pt analysis with fixed markups”, holds the Discount to Distributor constant at 40% and lets the price point vary. Here we see that the price could drop to $98. This price could drop to $91 if the Discount was 30%.

Price Pt analysis with fixed markups
$56.00	$70.00	$84.00	$98.00	$112.01	$126.01	price pt
40%	40%	40%	40%	40%	40%	Discount to Distributor
$16.00	$20.00	$24.00	$28.00	$32.00	$36.00	Profit Distributor
$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	sell at to Distributor
$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	Estimated COG
2.0001	2.0001	2.0001	2.0001	2.0001	2.0001	Markup
50%	50%	50%	50%	50%	50%	Gross Margin

Price Pt analysis at $120
$120.00	$120.00	$120.00	$120.00	$120.00	$120.00	price pt
67%	58%	50%	42%	33%	25%	Discount to Distributor
$80.00	$70.00	$60.00	$50.00	$40.00	$30.00	Profit Distributor
$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	sell at to Distributor
$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	Estimated COG
2.0001	2.0001	2.0001	2.0001	2.0001	2.0001	Markup
50%	50%	50%	50%	50%	50%	Gross Margin

Arm Band Therm-N-Ice

Our initial product we will offer for sale will be the Therm-N-Ice arm band.  We currently have a working prototype of this device.  It has no moving parts, a rechargeable battery, and it is a mobile unit. The device will have 6 buttons. Red and blue lighting provides visual cues.

3 Concentrated therapy options:

•	continuous cold

•	continuous hot

•	continuous contrast between the hot and cold

The measurements of the arm band are H = 50 mm, W = 82 mm and D = 140 mm.  The weight of the arm band is approximately .5 kg.

The setting of the arm band can be personalized for cooling time, cooling intensity, heating time, heating intensity. It will have proprietary software that operates the unit. Once the production and launch of the first generation of the arm band device is started we plan to make 2 subsequent versions of the arm band. One consumer version, and one professional version.

Our Product Prototype

Therm-N-Ice Arm Band

Consumer version product details: (initially this will be our only product)

• 3-hour battery life
• 4 button interface
• Estimated Cost of goods-$35
• Estimated Retail Price $120
• Weight is less than a pound.

Therm-N-Ice Arm Band

Professional product details:

• 3 to 6 hour battery life
• dial in temperature
• dial in time
• download therapy history
• dual therapy sites on the body
• Estimated Cost of goods-$55
• Estimated Retail Price $225

We have launched our website with our initial product, the Therm-N-Ice arm band.

Proposed Advertising

In the first 3 phases, we do not intend initially to directly advertise to customers or conduct direct to customer sales.

Marketing

In the beginning we plan to market our product through the established marketing channels of pharmacies, sporting goods stores, and health care services companies who specialize in distribution of pharmaceuticals and medical products.  We plan to contract with one doctor who has connections to health care services companies and pharmaceutical companies to introduce our product and create our initial sales. Our CEO has experience in the medical device field, and believes that direct marketing of our product to consumers would not have the potential for sales that it would have being sold through established service companies.

The Website

Therm-N-Ice Arm Band

Product Page

Each product page will contain name of product, product number, and detailed description.  Our current site lists our arm band, which will be the only product we start sales with.

Therm-N-Ice Arm Band on our site:

Product Page Description

Therm-N-Ice is a product with no chemicals applied to the skin that provides consistent pre-set hot and cold temperatures and keeps you on the go.

Therm-N-Ice is a device that straps to your arm, leg, or almost any body area and delivers continuous hot, continuous cold, or Contrast Therapy at the touch of a button.  The device is a prototype and it has been tested by William Mandel to deliver therapy from 3 to 5 hours. There are many factors that affect the therapy times. There is the number of batteries, the type of batteries, performing hot versus cold, the desired hot temperature, the desired cold temperature, and even the ambient temperature. The 3 hour time frame was measured for continuous cold and the 5 hour time frame was for continuous hot, using a 4 battery system. Settings between continuous cold and continuous hot will vary the results. We also used a Chinese manufacturer, Blue Ocean Innovation Ltd., to test the prototype. With the prototype using only two batteries, Blue Ocean Innovation Ltd. data showed that the system lasted 1.5 to 2.5 hour. These results triggered the decision to double the battery count to four in order to extend the therapy timeframe.

Below is a graph of data collected 5 minutes hot 5 minutes cold over 3.8 hours (4 Batteries):

The device is rechargeable. Therm-N-Ice comes with an additional strap for tendon immobilization.
Hot and cold therapy in a portable device.

Plan of Operations

Upon the completion of this Offering, and assuming we are able to successfully raise funding from the sale of our securities, we will begin Phase 2 and 3 of our business plan. In order to initiate Phase 2 of our operation, we will need to raise enough money to pay to produce the first generation of the Therm-N-Ice arm band.  Our goal would be to initially produce 200 devices for resale.  In order to initiate Phase 3 of our operations, we will have to raise enough money to warehouse and pay for a second generation production for the arm band device.  We would need to have raised enough money to pay for an employee to perform order fulfillment and hire office support staff.

We have launched the initial website and will plan to add products as we grow. Assuming we are able to raise the maximum amount of funds from this offering, the full extent of Phase 2 of our business plan and development will include:

1.
Raising capital – We will begin raising funding through the sale of our securities as set forth within this Registration Statement. This will start as soon as we receive a Notice of Effectiveness from the SEC.  The expenses involved with becoming a public company are estimated at $60,000 the costs of which have been settled by the issuance of 3,000,000 shares of common stock.

2.
Prototype production- We intend to work with engineers to create the final design, have molds built, and finally produce the first generation of Therm-N-Ice arm band devices for resale to distributors.

3.	Work with a graphic artist to design the packaging for the product. Produce the packaging with the arm bands.

4.	Establish resellers- We intend to contact and establish distribution through pharmacies, pharmaceutical companies and health care companies that distribute medical devices.

Phase 3 of our business plan

1.	Produce a second larger production of arm band devices
2.	Locating and renting warehouse space
3.	Hiring warehouse staff to perform order fulfillment
4.	Hire office support staff
5.	Use marketing dollars to increase acquisition of customers through promotions, endorsements from athletes and sports teams.

In order to complete Phase 2 and 3 of our business plan, we will rely heavily on the management skills of our President and CEO, Mr. Mandel.   The acquisition of the doctor to communicate with distributors for our initial product will be directly related to the work that our CEO does. In the months that follow our marketing plan launch, the work of a website developer will be critical as well. We hope to be in a phase of rapid growth, and our developer will be working hard to optimize our site to search engines so that our product gains customer awareness. Our President will have to work hard to keep all components of our business on track.

Marketing Strategy

We would like to put our marketing strategy on a sound footing right from the start. We have begun initial market research and our CEO has decided the strategy that we will implement to launch our Company.  It is our belief this strategy will provide us with growth if executed properly and we obtain the right distribution networks.

We plan to focus on contacting three distributions in the industry:

Health Service Companies – We believe that using health service companies that already have established customer base, website, and representatives will launch and diffuse our product into the market.

Pharmacies and Pharmaceutical companies that represent 3rd party products – We believe that using their established network, representatives, and store locations we will find distribution to customers all over the United States.

Sporting Goods Stores- We believe that sporting goods stores have established clientele that frequent their locations, are involved in sports, and could be potential buyers of our product.

Growth Strategy
We believe our target customers in the public will be people that engage in hobby sports, families with children, college students that either play sports professionally or as a hobby, athletes, and people with injuries who seek  an easy solution to apply hot and/or cold therapy. We see gradual expansion from a consumer model to a clinical model, sports model, and military model.  We also hope to grow our website’s popularity on the internet, providing us greater name recognition in the US.  However, until such time as we have begun substantive operations, and have produced a greater line of product offerings, we will not be able to adequately assess what portions of our strategy for growth will be most appropriate. However, we envision our success being attributable to our ability to:

-	attract new clients with the design, ease of use, and portability of our product

-	to sustain lower operating costs per customer we plan to use third parties to market our product

-
deploy our capital more effectively having successfully sold our first generation devices and to move to the production of a larger quantity of devices in the second generation production. Our first generation units will be costlier because they will include other related costs such as the initial engineering design expense and production grade molds.  The second generation units will be less costly, because they do not include the other related costs.

Competition

Our Company will compete for the sales with many other companies in the Hot and Cold market. One competitor that holds a large market share is Therma Care. They sell individual products for hot and cold, each with limited use. The heat product is for single use and can last for 8 to 16 hours. The cold pack is reusable for 10 refreezes. In contrast, the Company's Therm-N-Ice is one product that provides both hot and cold externally to a body part and is completely rechargeable.

Ace, Curad, and Sunbeam offer reusable gel packs that can be placed in the freezer for cold therapy and heated in the microwave for warm therapy. These companies offer gel packs that are reusable but limited in typically with a one-hour time frame that hot or cold can be delivered to the skin. The hot or cold temperature can start at one extreme and slowly reach skin temperature within that hour. Another disadvantage is possible frostbite or burns from uncontrolled temperature extremes. Therm-N-Ice will not only hold the same pre-determined temperature throughout the therapeutic timeframe but has been tested to verify maintenance of its hottest temperature for 5 hours and its coldest temperature for a minimum of 3 hours. Therm-N-Ice continuously monitors the temperature eliminating the possibility of frostbite or burns.

Thermipaq is another competitor that offers a clay based pack similar to the gel packs and is used for both hot and cold temperatures. This system has similar limitations as the gel pack.

The Company has established these five companies as the major competitors to the Therm-N-Ice product however, we consider the Therm-N-Ice system to be unique because of the long lasting hot and cold options available on the go with a flick of a switch.

A challenge to face is to ensure that the cost of this device is low enough to be viable in the marketplace. We hope that by obtaining the US Patent and being one of the first on the market with a device such as this, it will enable the company to penetrate the market with “early adopters” - a person who starts using a product or technology as soon as it becomes available. Our belief is that the people who will be most eager to embrace this solution are those in the recreational sports industry because of their emphasis on mobility and ease of use. We will most likely face direct competitors who may seek to produce a similar device after the launch of this product. We have initiated patent protection to protect our intellectual property, as well as our place in the market. We have also planned for significant upgrade features that will be introduced over time and increase our advantage over competition that may occur in the future. We anticipate that most, if not all, of our competitors will initially have greater business name recognition and access to greater amounts of capital and established relationships with a larger base of current and potential customers. Because of their size and bargaining power, our competitors may be able to draw more customers by having established distribution channels and people familiar with their existent product. As a result, our operations may be significantly and negatively impacted by our larger, more established competitors. Once we commence Phase 2 of our operations, if we are not able to generate enough revenue through the sale of our device, we may be forced to cease operations.

Our ability to compete successfully will depend, in part, on our CEO finding a doctor who will be a spokesperson to the health services companies, pharmacies, and pharmaceutical companies, and our ability to anticipate and respond to various competitive factors affecting the industry. These factors include the introduction of new products, changes in consumer preferences, demographic trends, economic conditions, and pricing strategies of competitors. As a result of competition, we may be required to:

•	increase overall spending to ensure we are offering the best quality products and pricing to our customers;
•	continually assess and evaluate our specials and other offers to ensure that we are offering the most compelling and affordable products
•	increase our advertising, promotional spending, as well as other customer acquisition costs.

Employees and Consultants

As of the date of this filing, the Company has no full time or part time employees other than our sole officer, and our director, Mr. William Mandel, and our Chairman of the Board, Dr. Austin. We currently rely on Mr. Mandel, and Dr. Austin, to manage all aspects of our business. Mr. Mandel has committed to devote 25 hours per week to our Company. We intend to add warehouse order fulfillment staff and an accountant as the Company grows. Any such additions will be made at the judgment of management and to meet the Company's then current needs.

Legal Proceedings

We know of no material, existing or pending legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which our director, officer or any affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

MANAGEMENT’S DISCUSSION AND ANALYSIS

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS OF KELVIN MEDICAL, INC.AND THE NOTES TO  FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT ON FORM S-1.

RESULTS OF OPERATIONS

Results of Operations

For the period from inception (May 5, 2016) to June 30, 2016

For the period from inception (May 5, 2016) to June 30, 2016 the Company earned no revenues.  The Company was successful in obtaining its first product order prior to June 30, 2016 and has received a customer deposit in order to commence the fulfilment of the order. Presently we are reliant on funds raised under this offering in order to fulfil our first product order.

The Company recorded a net loss of $63,457 in the period from inception (May 5, 2016) to June 30, 2016 consisting of management fees and share based compensation of $62,000 of which $2,000 is a monthly stipend for our sole officer and $60,000 was the cost of issuance of a signing bonus of a cumulative 60,000,000 shares to our sole officer and the Chairman of our Board of Directors, respectively.  The Company recorded general and administrative expenses of $874, and patent license fees of $583 for a total operating loss of $63,457.

As at June 30, 2016 we reported a loss per share of $(0.00) and had 63,000,000 shares issued and outstanding.

LIQUIDITY AND CAPITAL RESOURCES

For the period from inception (May 5, 2016) to June 30, 2016

As at June 30, 2016 the Company had a cash balance of $1,076 and total current assets of $61,076 including $60,000 in capitalized deferred offering costs.

As at June 30, 2016 the Company had total liabilities of $4,533 including $2,583 in accounts payable related party, $1,830 in related party advances and $120 as a customer deposit with respect to our first arm band device order.

Prior to June 30, 2016 the Company issued 60,000,000 common shares to the President and the Chairman of the Board, respectively, as a signing bonus valued at par value per share of $0.001 or $60,000.

Cashflows from Operating Activities

Period from inception (May 5, 2016) to June 30, 2016.

During the period from May 5, 2016 (date of inception) to June 30, 2016, the Company has generated cash of $1,076 from operating activities.

Cashflows from Investing Activities

Period from inception (May 5, 2016) to June 30, 2016.

During the period from May 5, 2016 (date of inception) to June 30, 2016 the Company has not incurred any investing activities.

Cashflows from Financing Activities

 Period from inception (May 5, 2016) to June 30, 2016.

During the period from May 5, 2016 (date of inception) to June 30, 2016 the Company has not received cash from financing activities.

At June 30 2016, we had cash on hand of $1,076.  We anticipate that our minimum expenses over the next 10 - 12 months following the effectiveness of this Offering will be approximately $150,000, accounting for the initial implementation of our business plan, including our anticipated general administrative expenses, professional fees, and an initial order of arm band devices marketing by our existing management team. Assuming we receive no proceeds from this Offering, we will need a minimum amount of $150,000 to meet our operating expenses for the next 12 months after the Offering. This minimum anticipated takes into account our current cash, our professional fees, including estimated costs of becoming a publicly reporting company.  We estimate the costs of being a public reporting Company to be approximately $35,000 over the next 12 months.

Description	Time period (Post Notice of Effectiveness)	Estimated maximum expenses
Costs of meeting public reporting requirements	10-12 months	$35,000
General office, salaries and website maintenance	10-12 months	$15,000
Initial product run – 100 arm band devices	10-12 months	$100,000
Total		$150,000

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in Note 1 of our audited financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

     In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation: Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The new guidance will change how companies account for certain aspects of share-based payments to employees. Under existing accounting guidance, tax benefits and certain tax deficiencies arising from the vesting of share-based payments are recorded in additional paid-in-capital. The new guidance will require such benefits or deficiencies to be recognized as income tax benefits or expenses in the statement of operations.  Companies are required to apply the new guidance prospectively. The new standard is effective for fiscal years beginning after December 15, 2016.

          In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires the lessee to recognize assets and liabilities for leases with lease terms of more than twelve months. For leases with a term of twelve months or less, the Company is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. Further, the lease requires a finance lease to recognize both an interest expense and an amortization of the associated expense. Operating leases generally recognize the associated expense on a straight line basis. ASU 2016-02 requires the Company to adopt the standard using a modified retrospective approach and adoption beginning on January 1, 2019.

         In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. This new standard provides guidance on how entities measure certain equity investments and present changes in the fair value. This standard requires that entities measure certain equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income. ASU 2016-01 is effective for fiscal years beginning after December 31, 2017.

         In November 2015, the FASB issued ASU No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes." Under this guidance, deferred tax liabilities and assets are required to be classified as noncurrent in a classified statement of financial position. Prior to this guidance, the deferred taxes for each jurisdiction (or tax-paying component of a jurisdiction) would be presented as a net current asset or liability and net non-current asset or liability. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016 with earlier application permitted.

 The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Since inception, we have had no changes in or disagreements with our accountants. Our audited financial statements have been included in this prospectus in reliance upon Heaton & Company, PLLC, Independent Public Accounting Firm as experts in accounting and auditing.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officer and the principal offices and positions held by each person with us and the date such person became our director, and/or executive officer. Our Board of Directors appoints our executive officers. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of shareholders, death, resignation or removal by the Board of Directors.  Other than Mr. Mandel, the Company has no promoters, as that term is defined by Rule 405 of Regulation S-K.

Name	Age	Position
William Mandel	58	Director, President, CEO, CFO, Secretary and Treasurer
Margaret V. Austin	57	Chairman of the Board

William Mandel, MBA

William Mandel is the CEO, President, Secretary, Treasurer and Director of Kelvin Medical, Inc. Mr. Mandel has an Electrical Engineering background; he graduated from U.C.L.A and has worked in Medical Device technology development for over 25 years. He has worn a variety of hats throughout his career. As an Engineer, he understands the inner-workings of devices and the process required to design a product and carry it through to production. As a Team Leader, Mr. Mandel has an expanded understanding of the scope and magnitude of bringing a product to market.
In the crucial role of Engineering Manager and as VP of Product Development, he sharpened his skills in managing a multitude of projects, people and budgets. Mr. Mandel has a wide range of accumulated experience in various fields: medical instrumentation, software and hardware development, business owner and entrepreneur, and freelance consultant. Mr. Mandel’s various business experiences have given him an understanding of design, development, marketing, sales, production, and distribution, as well as the opportunity to lead and run his own business, and will be great assets in running the daily operations of Kelvin Medical.

Mr. Mandel earned a Masters of Business Administration, which has further expanded his knowledge and skills, and will be instrumental in his position as Chief Executive Officer and Director of the Company.

Mr. Mandel has experience in almost every aspect of business and specialized in Medical Devices throughout his career which spans 30 years of progressively responsible positions. Over the course of his successful professional life, Mr. Mandel has been active in many different roles, each of which provided an opportunity to learn the skills needed for the various positions in a Medical Device Company. At two of the companies for which he worked, Mr. Mandel was in charge of evaluating Medical Device companies for acquisitions and making recommendations to the board of directors. It was through his execution of this role that his understanding of the strengths and weaknesses of companies and what is required to successfully run one, in both the public and private sector, were further developed and consolidated. In addition, Mr. Mandel has worked for several startup companies and even started two of his own businesses which provided him with an understanding of the hard work and diligence required in this arena. Mr. Mandel currently oversees a company of 20+ people and is immersed in the inner functioning of this business. Mr. Mandel acquired his Masters in Business Administration which furthered his business acumen and training to become a director of a publically traded company. Mr. Mandel believes that one of the most important elements of being the director of a company is having a vision of the company’s goals and future development. He is well equipped to become the director of Kelvin Medical, Inc.

       From 2010 to the present Mr. Mandel has held the position of Director of Operation Regulatory Affairs and Quality Assurance at Eigen.

       Mr. Mandel’s directorship with Eigen will not interfere with, or cause any conflict with Mr. Mandel’s ability to successfully run the every day business of the Company, nor will it conflict with his ability to operate the Company.  There will be no conflict or competition between Eigen and Kelvin Medical, Inc. as the two companies develop completely different types of medical devices.

Margaret V. Austin, PhD

    Margaret V. Austin, Ph.D. is a clinical psychologist with a varied background, and is our Chairman of the Board. Early in her career she specialized in clinical work with children and their families. She later moved into supervising the clinical work of others which enabled her to step back from direct client work and help others learn the skills and techniques that drove the success of her own clinical work. Her ongoing interest in technology expanded when she and her husband started their first business, a practice management software system for psychologists in 1993.

    Dr. Austin received her M.S. in Psychology from Tennessee State University and her PhD in Clinical Psychology from California School of Professional Psychology, Berkeley.  She founded Oasis Medical Solutions in 2008 and continues operating it today.  Dr. Austin has been in private practice in Nevada City, California since 2014, practicing in the field of Neurofeedback and Psychotherapy.  In 2014, she became a Managing Member of Kelvin Medical, LLC, a California limited liability company, and in 2016, Dr. Austin was appointed Chairman of the Board of Directors of Kelvin Medical, Inc., a Nevada corporation.

    Additionally, Dr. Austin has years of academic experience in the field of Psychology; in 1989 – 1990, Dr. Austin was an Educational Test Administrator for the Federal Correctional Institute in Pleasanton, California.  From 1990 – 1993, Dr. Austin was an Adjunct Assistant Professor at the University of Denver, School of Professional Psychology.  From 2002 – 2008, Dr. Austin was a part time instructor at the San Diego University for Integrative Studies, and from 2008 to the present, Dr. Austin has been a part time instructor of Research Psychology, at Sierra College, in both Rocklin and Grass Valley, California.

    During an extensive illness of her mother, Dr. Austin witnessed her mother’s extensive exposure to medical devices, along with the challenges and failures inherent in medical device usage, peaking her interest in the medical device industry.  In 1998, Dr. Austin founded Outer Montana Systems for the purpose of maximizing technology in the medical device industry, designing and developing innovative projects relative to the medical device industry.

      Dr. Austin’s proven ability to successfully run her own practice as well as her great compassion toward those in need of medical apparatus, will serve invaluable in her position as Chairman of the Board with the Company.

     Dr. Austin has always been a natural leader. There are numerous examples of her leadership skills from childhood into her education and throughout her career. From leading small groups in scouting and swim team fundraising to organizing study groups, talent show performances and charitable drives, her leadership skills have evolved over the years. Even during the early years of her psychology career, Dr. Austin pursued leadership positions such as becoming the Treatment Leader of 14 adolescents and 12 staff directly after graduation, on to the Director of Mental Health for an Indian Reservation Service Unit, and then becoming the Assistant Director of Mental Health for a medium sized California county. As a psychologist, Dr Austin views the world from a psychological perspective which provides a unique understanding of people and systems allowing her to see both the personal and system-wide impact of leadership decisions. From this vantage point, Dr. Austin is privy to the big picture view of business processes as well as exceptional insight and clarity of mind. She is an outstanding problem solver and is able to move successfully through even the most stressful of situations. Dr. Austin has also started her own businesses and well understands what it takes to get a startup off the ground and into successful production. Given her unique set of skills, Dr. Austin is well suited for leadership positions within Kelvin Medical, Inc.
Dr. Austin’s position with Oasis Medical Solutions, as well as the operation of her private practice, will not interfere with, or cause any conflict with Dr. Austin’s ability to perform her duties as Chairman of the Board of the Company.  There will be no conflict or competition between Oasis Medical Solutions and Kelvin Medical, Inc. as Oasis continues to advance its development and design projects of medical devices, which will have a future positive impact on Kelvin’s position to move into the distribution of additional medical devices.

Oasis Medical Solutions and Eigen

Oasis Medical Solutions - Oasis Medical Solutions was established in 1994 and is dedicated to supporting the Medical Industry, through highly skilled professionals, innovative applications, and the use of modern technology. Using it’s exceptional expertise, Oasis Medical Solutions provides services in 3 key areas; Medical Device and Test Equipment Development, Visual Device Simulation, and Industry Education on topics such as Good Manufacturing Practices, Design and Development in the Medical Device field, and Regulatory Compliance.

        Eigen is a “doing business as” privately owned company incorporated in Nevada, controlled by ZMK Medical Technologies Inc. and is a medical device company that makes a Transrectal Biopsy Tool for the prostate.

We cannot provide assurances that our efforts to eliminate the potential impact of conflicts of interest will be effective.

        During the past ten years, neither Mr. Mandel, nor Dr. Austin have been subject to any of the following events:

1.
Any bankruptcy petition filed by or against any business of which Mr. Mandel or Dr. Austin was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding;
3.
An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limited Mr. Mandel’s or Dr. Austin’s involvement in any type of business, securities, or banking activities;

4.
Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission to have violated a federal or state securities, and the judgment has not been reversed, suspended or vacated;

5.
Was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right to engage in any activity described in paragraph (f)(3)(i) of this section or to be associated with persons engaged in any such activity;

6.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of:

(i)	Any Federal or Sate securities or commodities law or regulation; or
(ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

(iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity

EXECUTIVE COMPENSATION

Summary Compensation Table.

The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our sole officer for the period from inception (May 5, 2016) to June 30, 2016. Our Board of Directors does not currently have, but may adopt, an incentive stock option plan for our executive officers that would result in additional compensation.

Name and Principal Position	Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
William Mandel (Appointed May 5, 2016) (1)	CEO, President, Secretary and Treasurer	2016	2,000	-0-	-0-	-0-	-0-	-0-	30,000	32,000

Notes to Summary Compensation Table:
(1)
On May 5, 2016 Mr. William Mandel was appointed to serve as President, CEO, Secretary, Treasurer, and Director of the Company to manage the affairs of the Company for a one (1) year period (the “Term”). Under a management agreement dated May 15, 2016, Mr. Mandel receives a monthly stipend of $1,000 and was issued 30,000,000 shares of common stock as a signing bonus valued at  $30,000.  As at the date of this report no cash consideration has been paid to Mr Mandel and the $2,000 is accrued on the Company’s balance sheet.

Outstanding Equity Awards since Inception:

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William Mandel	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

We currently have no Long-Term Incentive Plans.

Director Compensation

Name	Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Margaret Austin,	Director, Chairman of the Board	2016	-0-	-0-	-0-	-0-	-0-	-0-	30,000 (1)	30,000
(1)On May 5, 2016 Dr. Margaret Austin was appointed as Chairman of the Company’s Board of Directors.  Subsequently Dr. Austin entered into a compensation agreement for her services to the Board whereby she received 30,000,000 shares of the Company’s common stock valued at $30,000 for services provided.

Director Independence

Our board of directors is currently composed of one member, William Mandel, and our Chairman of the Board, Margaret Austin, who do not qualify as independent directors in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to our management and us.

Security Holders Recommendations to Board of Directors

We welcome comments and questions from our shareholders. Shareholders can direct communications to our Chief Executive Officer, William Mandel, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to individually respond to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC so that all shareholders have access to information about us at the same time. Mr. Mandel collects and evaluates all shareholder communications. All communications addressed to our director and executive officer will be reviewed by Mr. Mandel unless the communication is clearly frivolous.

Code of Ethics

We have no Code of Ethics.

Committees

We do not currently have an audit, compensation or nominating committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information at June 30, 2016, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of Common Stock (based upon reports which have been filed and other information known to us), (ii) each of our Directors, (iii) each of our Executive Officers and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of June 30, 2016 we had 63,000,000 shares of Common Stock issued and outstanding.

Title of class	Name and address of beneficial owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock (1)
Common Stock	William Mandel 10930 Skyranch Place Nevada City, CA 95959	30,000,000	47.62%
Common Stock	Margaret Austin 10930 Skyranch Place Nevada City, CA 95959	30,000,000	47.62%
Common Stock	S-1 Services, LLC 825 Harcourt Rd. Grosse Pointe Park, MI 48230	3,000,000	4.760%
	Total	63,000,000	100%

(1)  Under Rule 13d-3 promulgated under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       On May 15, 2016, the Company entered into a twelve-month agreement for management services with Mr. William Mandel, our President. Secretary, Treasurer and member of the Board of Directors. Under the terms of the agreement the Company issued 30,000,000 shares as a bonus to Mr. William Mandel valued at $30,000 or par value, and shall pay $1,000 monthly in cash consideration.  There has been $2,000 accrued and recorded as Accounts Payable, Related party, in relation to services rendered at June 30, 2016 by Mr. Mandel.

       On May 15, 2016, the Company entered into twelve-month agreement with Dr. Margaret Austin, the spouse of our President, Mr. William Mandel, for her services as Chairman of Board. Under the agreement the Company issued 30,000,000 shares as a bonus to Mr. Margaret Austin effective the date of the agreement valued at $30,000 or par value.

       Further, Mr. Mandel provides us with office space free of charge at this time.

       On May 10, 2016 the Company entered into a patent license agreement with Oasis Medical Solutions, a sole proprietorship organized in the State of California and controlled by our board of directors (“Licensor”) under which the Licensor desires to grant and the Company desires to accept an exclusive license of the Patent for the building of, and use of, machines incorporating the Patent’s technology under the certain terms and conditions.  Licensor is the holder, via assignment from the inventor, William R. Mandel of the U.S. Patent Number: PCT/US11/39860 on “APPARATUS FOR THERAPEUTIC COOLING AND WARMING OF A BODY PORTION OF A HUMAN OR MAMMAL” (the “Patent,” “Medical Device”) that, among other things, warms and cools portions of the human or mammal body”.

       During the period ended June 30, 2016 Oasis Medical Solutions advanced $1,374 for operating expenses as they were incurred which amounts are noted on the Company’s balance sheet as Advances, Related parties.

       During the period ended June 30, 2016 Kelvin Medical LLC, a company controlled by our board of directors advanced $456 for operating expenses as they were incurred which amounts are noted on the Company’s balance sheet as Advances, Related parties.

       Other than the foregoing, none of the following persons has any direct or indirect material interest in any transaction to which we were or are a party since the beginning of our last fiscal year, or in any proposed transaction to which we propose to be a party:

(A)	any of our director(s) or executive officer(s);
(B)	any nominee for election as one of our directors;
(C)	any person who is known by us to beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to our Common Stock; or
(D)	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons named in paragraph (A), (B) or (C) above.

LEGAL MATTERS

We know of no material, existing or pending legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. Their are no proceedings in which our director, officer or any affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

EXPERTS

                Heaton & Company, PLLC our independent registered public accountant, has audited our financial statements included in this prospectus and Registration Statement to the extent and for the periods set forth in their audit report. Heaton & Company, PLLC has presented its report with respect to our audited financial statements.

The validity of the shares sold by us under this prospectus will be passed upon for us by Sharon D. Mitchell of the law offices of SD Mitchell & Associates, PLC.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law and that none of our directors will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;
•	under Nevada General Corporation Law for the unlawful payment of dividends; or
•	for any transaction from which the director derives an improper personal benefit.

       These provisions require us to indemnify our directors and officers unless restricted by Nevada law and eliminate our rights in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his or his fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. While we have summarized the material terms of all agreements and exhibits included in the scope of this Registration Statement, for further information regarding the terms and conditions of any exhibit, reference is made to such exhibits.   Upon effectiveness of this prospectus, we will be subject to the reporting and other requirements of Section 15(d) of the Securities Exchange Act of 1934 and will file periodic reports with the Securities and Exchange Commission as required.

For further information with respect to us and the Common Stock, reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 100 F Street NE, Washington, D.C. 60549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission’s Public Reference Section at such addresses. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

FINANCIAL STATEMENTS

Our fiscal year end is June 30, 2016.We will provide audited financial statements to our stockholders on an annual basis, as audited by an Independent Certified Public Accountant.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

KELVIN MEDICAL INC,
FINANCIAL STATEMENTS

Heaton & Company, PLLC

Kristofer Heaton, CPA
William R. Denney, CPA
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
Kelvin Medical, Inc.

We have audited the accompanying balance sheet of Kelvin Medical, Inc. (the Company) as of June 30, 2016, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from May 5, 2016 (inception) through June 30, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kelvin Medical, Inc. as of June 30, 2016, and the results of its operations and its cash flows for the period from May 5, 2016 (inception) through June 30, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has negative working capital and has not generated revenues to cover operating expenses.  These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Heaton & Company, PLLC
Farmington, Utah
July 29, 2016

240 N. East Promontory
Suite 200
Farmington, Utah 84025
 (T) 801.218.3523

heatoncpas.com

KELVIN MEDICAL, INC.
BALANCE SHEET

June 30, 2016
ASSETS
Current assets
Cash and cash equivalents	$1,076
Deferred offering costs	60,000
Total current assets	61,076

TOTAL ASSETS	$61,076

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable, related parties	2,583
Advances, related parties	1,830
Customer deposit	120
Total current liabilities	4,533

Total liabilities	4,533

Commitments and Contingencies	-

Stockholders’ equity
Common stock, $0.001 par value: shares authorized 100,000,000; 63,000,000 shares issued and outstanding	63,000
Additional paid in capital	57,000
Retained deficit	(63,457)
Total stockholder’s equity	56,543
TOTAL LIABILITIES & EQUITY	$61,076

The accompanying notes are an integral part of these financial statements.

KELVIN MEDICAL, INC.
STATEMENT OF OPERATIONS

Period from Inception (May 5, 2016) to June 30, 2016
Net sales	$-
Cost of goods sold	-
Gross profit	-

Operating expenses:
Management fees	62,000
Patent license fees	583
General and administrative expenses	874
Total operating expenses	63,457

Loss from operations	(63,457)

Net (loss)	$(63,457)

Net (loss) per common shares (basic and diluted)	$(0.00)

Weighted average shares outstanding - Basic and diluted	50,839,286

The accompanying notes are an integral part of these financial statements.

KELVIN MEDICAL, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Shares	Common Stock	Additional Paid-in Capital	Retained Deficit	Total Stockholders' Deficit
Balance, May 5, 2016 (date of inception)	-	$-	$-	$-	$-
Issuance of common stock for services at $0.001 per share	60,000,000	60,000	-	-	60,000
Issuance of common stock for services at $0.02 per share	3,000,000	3,000	57,000	-	60,000
Net loss for the period	-	-	-	(63,457)	(63,457)
Balance, June 30, 2016	63,000,000	$63,000	$57,000	$(63,457)	$56,543

The accompanying notes are an integral part of these financial statements.

KELVIN MEDICAL, INC.
STATEMENT OF CASH FLOWS

Period from Inception (May 5, 2016) to June 30, 2016
Cash Flows from Operating Activities
Net loss	$(63,457)
Adjustments to reconcile net loss to net cash provided from operating activities:
Shares issued for services	60,000
Changes in operating assets and liabilities:
Accounts payable – related parties	2,583
Advances – related parties	1,830
Customer deposits	120
Net cash provided by operating activities	1,076

Cash Flows from Investing Activities	-
Net cash provided from (used by) investing activities	-

Cash Flows from Financing Activities	-
Net cash provided from (used by) financing activities	-

Increase (decrease) in cash and cash equivalents	1,076
Cash and cash equivalents at beginning of period	-
Cash and cash equivalents at end of period	$1,076

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) during year for:
Interest	$-
Income taxes	$-

Supplemental non-cash investing activities:
Shares issued for offering costs	$60,000

The accompanying notes are an integral part of these financial statements.

KELVIN MEDICAL, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity: Kelvin Medical, Inc. (the “Company”) was incorporated in the State of Nevada on May 5, 2016.  We are a recently organized company that engages in the sale of medical devices. The Company was founded to market the product called Therm-N-Ice. Therm-N-Ice is a device that applies hot or cold externally to the body part upon which it has been placed. The use of hot and cold applied externally to a body part is found in medical and even non-medical locations. The Company suggests a simple solution that will reduce the burden of these tasks and allow people to remain mobile rather than pausing life activities. Our headquarters are located at 10930 Skyranch Place, Nevada City, California 95959.

To date, our activities have been limited to formation and the development of a business plan. We have engaged a legal consulting firm to assist us in registering securities for trading by filing a Form S-1 with the U.S. Securities and Exchange Commission and by applying for a listing on the OTC Pink. We also intend to raise equity capital under this Form S-1 offering at a price of $0.02 per share for up to 30,000,000 shares or $600,000 in gross proceeds. We are now exploring other sources of capital to fund our operations until our offering is complete. In the current start up stage, we anticipate incurring operating losses as we implement our business plan.

Financial Statement Presentation: The audited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Fiscal year end: The Company has selected June 30 as its fiscal year end.

Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Cash Equivalents: The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents.

 Revenue recognition and related allowances: Revenue from the sale of goods is recognized when the risks and rewards of ownership have been transferred to the customer, which is usually when title passes. Revenue is measured at the fair value of the consideration received, net of trade discounts and sales taxes.

Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable are stated at the amount that management expects to collect from outstanding balances. Bad debts and allowances are provided based on historical experience and management’s evaluation of outstanding accounts receivable. Management evaluates past due or delinquency of accounts receivable based on the open invoices aged on due date basis. The allowance for doubtful accounts at June 30, 2016 is $Nil.

Inventories: Presently the Company has no inventory.  We intend to maintain an inventory of Therm-N-Ice medical devices once our business plan is complete.  Inventories will be measured at lower of cost and net realizable value after providing for obsolescence, if any. Cost of inventories includes cost of purchase, including manufacturing overheads and transportation to bring them to their location of distribution.

Warranty: Products will be shipped to customers and retail locations from our warehouse facility. All products will be covered by a limited one-year warranty for defects and non-performance. . Upon commencement of sales we will provide a provision for any obligations which may arise under our warranty policy which will be tested against actual warranty returns on an annual basis.  Our products will carry a manufacturer’s warranty for parts and assembly that will address defects in production or parts which will be recoverable from the original manufacturers in those circumstances.

Advertising and Marketing Costs: Advertising and marketing costs are expensed as incurred and were $Nil during the year ended June 30, 2016.

KELVIN MEDICAL, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Income taxes: The Company has adopted ASC Topic 740, “Income Taxes”. ASC Topic 740 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share: In accordance with ASC Topic 280 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

New Accounting Pronouncements:

In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation: Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The new guidance will change how companies account for certain aspects of share-based payments to employees. Under existing accounting guidance, tax benefits and certain tax deficiencies arising from the vesting of share-based payments are recorded in additional paid-in-capital. The new guidance will require such benefits or deficiencies to be recognized as income tax benefits or expenses in the statement of operations.  Companies are required to apply the new guidance prospectively. The new standard is effective for fiscal years beginning after December 15, 2016.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires the lessee to recognize assets and liabilities for leases with lease terms of more than twelve months. For leases with a term of twelve months or less, the Company is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. Further, the lease requires a finance lease to recognize both an interest expense and an amortization of the associated expense. Operating leases generally recognize the associated expense on a straight line basis. ASU 2016-02 requires the Company to adopt the standard using a modified retrospective approach and adoption beginning on January 1, 2019.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments - Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. This new standard provides guidance on how entities measure certain equity investments and present changes in the fair value. This standard requires that entities measure certain equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income. ASU 2016-01 is effective for fiscal years beginning after December 31, 2017.

In November 2015, the FASB issued ASU No. 2015-17, "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes." Under this guidance, deferred tax liabilities and assets are required to be classified as noncurrent in a classified statement of financial position. Prior to this guidance, the deferred taxes for each jurisdiction (or tax-paying component of a jurisdiction) would be presented as a net current asset or liability and net non-current asset or liability. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016 with earlier application permitted.

KELVIN MEDICAL, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

2.	GOING CONCERN

The Company has experienced net losses to date, and it has not generated revenue from operations. We will need additional working capital to service debt and for ongoing operations, which raises substantial doubt about its ability to continue as a going concern. Management of the Company has developed a strategy to meet operational shortfalls which may include equity funding, short-term or long-term financing or debt financing, to enable the Company to reach profitable operations.

3.	PATENT LICENSE AGREEMENT

On May 10, 2016 the Company entered into a patent license agreement with Oasis Medical Solutions, a sole proprietorship organized in the State of California (“Licensor”) under which the Licensor desires to grant and the Company desires to accept an exclusive license of the Patent for the building of, and use of, machines incorporating the Patent’s technology under certain terms and conditions.  Both of the parties agree that the ownership of the Patent and the goodwill relating thereto, and any associated improvements, whether developed by the Company, or both parties jointly, shall remain vested in Licensor both during the term of the agreement and thereafter, and the Company further agrees never to challenge, contest or question the validity of the Licensor’s ownership of the Patent or any associated registrations therewith.

As consideration for the exclusive license granted, the Company shall pay to Licensor the following fees:

(a)	An ongoing maintenance fee of $500 per month plus an additional annual fee of $1,000;
(b)	Royalty fees of 6% per machine sold or leased under this license, payable within thirty (30) days of agreement reached with the customer/lessee. Payments can be grouped on a monthly occurring basis;
(c)	This license shall be considered null and void if production is not obtained within a 5-year period of the date stated above and the license, and all rights thereunder, will return to the Licensor.

The term of the license agreement shall be for 15 years, but will not extend beyond the full term of the patent. Within a year from the ending of the patent term, parties may negotiate an ongoing arrangement.

During the period ended June 30, 2016, the Company accrued the license fee of $583.

4.	CONSULTING AGREEMENT

On June 1, 2016, the Company entered into a consulting agreement with a consultant who is in the business of assisting private companies in the process of going public and getting listed on the OTC Pink through the Form S-1 Registration. Under the terms of the consulting agreement, the Consultant shall provide certain services with respect to the Form S-1 Registration Statement, from commencement and preparation of the Form S-1 to receipt of Notice of Effectiveness, retention and payment of the required legal and accounting professionals, and thereafter to work with a market maker to provide a completed and accepted Form 15c2-11 with FINRA, DTC eligibility, a trading symbol and listing on OTC Pink.  As compensation under the consulting agreement S-1 Services LLC, the consultant, received 3,000,000 shares of the Company’s common stock at $0.02 per share for a value of $60,000.

5.	CUSTOMER DEPOSITS

As at June 30, 2016 the Company has received a customer deposit of $120 in respect to the sale of three units of the Therm-N-Ice arm band.  The deposit represents a one-third deposit for each of the three units ordered.

KELVIN MEDICAL, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

6.	COMMON STOCK

The Company has authorized 100,000,000 shares with par value of $0.001.

Effective May 15, 2016 the Company issued 30,000,000 shares of common stock as a signing bonus valued at $30,000 or $0.001 per share, to our President, Mr. William Mandel.

Effective May 15, 2016 the Company issued 30,000,000 shares of common stock as a signing bonus valued at $30,000 or $0.001 per share, to our Chairman, Mr. Margaret Austin.

Effective June 1, 2016 the Company issued 3,000,000 shares of common stock in respect to the S-1 Services agreement valued at $60,000 or $0.02 per share (ref: Note 4).

7.	RELATED PARTY TRANSACTIONS

On May 15, 2016, the Company entered into a twelve-month agreement for management services with Mr. William Mandel, our President. Secretary, Treasurer and member of the Board of Directors. Under the terms of the agreement the Company issued 30,000,000 shares as a bonus to Mr. William Mandel valued at $30,000 or par value, and shall pay $1,000 monthly in cash consideration.  There has been $2,000 accrued and recorded as Accounts Payable, Related party, in relation to services rendered at June 30, 2016 by Mr. Mandel.

On May 15, 2016, the Company entered into twelve-month agreement with Dr. Margaret Austin, the spouse of our President, Mr. William Mandel, for her services as Chairman of Board. Under the agreement the Company issued 30,000,000 shares as a bonus to Dr. Margaret Austin effective the date of the agreement valued at $30,000 or par value.

During the period ended June 30, 2016 Oasis Medical Solutions, a sole proprietorship controlled by our board of directors,  advanced $1,374 for operating expenses as they were incurred which amounts are noted on the Company’s balance sheet as Advances, Related parties.

During the period ended June 30, 2016 Kelvin Medical LLC, a company controlled by our board of directors advanced $456 for operating expenses as they were incurred which amounts are noted on the Company’s balance sheet as Advances, Related parties.

On May 10, 2016 the Company entered into a patent license agreement with Oasis Medical Solutions, a sole proprietorship organized in the State of California (“Licensor”) under which the Licensor desires to grant and the Company desires to accept an exclusive license of the Patent for the building of, and use of, machines incorporating the Patent’s technology under the certain terms and conditions.  Licensor is the holder, via assignment from the inventor, William R. Mandel of the U.S. Patent Number: PCT/US11/39860 on “APPARATUS FOR THERAPEUTIC COOLING AND WARMING OF A BODY PORTION OF A HUMAN OR MAMMAL” (the “Patent,” “Medical Device”) that, among other things, warms and cools portions of the human or mammal body”.

8.	INCOME TAXES

Deferred income taxes are determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes are measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

KELVIN MEDICAL, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS

8.	INCOME TAXES (continued)

Operating loss carry-forwards generated during the period from May 5, 2016 (date of inception) through June 30, 2016 of approximately $63,457, will begin to expire in 2036.   The Company applies a statutory income tax rate of 34%.

The Company had deferred income tax assets as of June 30, 2016 as follows:

June 30, 2016
Loss carryforwards	$21,575
Less – accrued management fee	(680)
Less - valuation allowance	(20,895)
Total net deferred tax assets	$-

Tax years from inception to fiscal year ended June 30, 2016 are not yet filed and are open for examination by the taxing authorities.

9. SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through the date that the financial statements were issued and determined that there are no additional subsequent events to disclose.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission Registration Fee	$60.42
Audit Fees and Expenses	15,000.00
Legal Fees and Expenses	25,000.00
Transfer Agent and Registrar Fees and Expenses	5,500.00
SEC Filings	2,500.00
Miscellaneous Expenses	11,939.00
Total*	$60,000	**
* Rounded to nearest thousand. Estimate Only
**On June 1, 2016, the Company entered into an agreement with a consultant who is in the business of assisting private companies in the process of going public and getting listed on the OTC Pink through the Form S-1 Registration. Under the consulting agreement, the consultant will provide all services required in order to complete the Form S-1 Offering, including payment of associated costs for audit and other fees, compensation for which was 3,000,000 shares valued at $0.02 per share or $60,000.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The sole officer and directors of the Company are indemnified as provided by the Nevada Revised Statutes and the Bylaws of the Company. Unless specifically limited by a corporation’s Articles of Incorporation, Nevada law automatically provides directors with immunity from monetary liabilities. The Company’s Articles of Incorporation do not contain any such limiting language. Excepted from that immunity are:

a.	willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;
b.	a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

c.	a transaction from which the director derived an improper personal profit; and
d.	willful misconduct.

The Articles of Incorporation provide that the Company will indemnify its officer, director, legal representative, and persons serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by that person as a result of that connection to the Company. This right of indemnification under the Articles is a contract right, which may be enforced in any manner by such person and extends for such persons benefit to all actions undertaken on behalf of the Company.

The Bylaws of the Company provide that the Company will indemnify its director and officer to the fullest extent not prohibited by Nevada law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Nevada law or (iv) such indemnification is required to be made pursuant to the Bylaws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding the issuance and sales of securities without registration since inception.

Effective May 15, 2016 the Company issued 30,000,000 shares of common stock as a signing bonus valued at $30,000 or $0.001 per share, to our President, Mr. William Mandel. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, as it was a transaction by an issuer not involving a public offering. As a result, Mr. Mandel owns 47.61% of the issued and outstanding common shares of the Company.

Effective May 15, 2016 the Company issued 30,000,000 shares of common stock as a signing bonus valued at $30,000 or $0.001 per share, to our Chairman, Mr. Margaret Austin. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, as it was a transaction by an issuer not involving a public offering. As a result, Dr. Austin owns 47.61%of the issued and outstanding common shares of the Company.

Effective June 1, 2016 the Company issued 3,000,000 shares of common stock in respect to a consulting services agreement with S-1 Services, LLC valued at $60,000 or $0.02 per share. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, as it was a transaction by an issuer not involving a public offering. The securities issued have not been registered under the Act and may be sold only upon registration, or pursuant to an exemption to registration.

ITEM 16. EXHIBITS

The following is a list of exhibits filed as part of this Registration Statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Exhibit Number	Description
3.1*	Articles of Incorporation of Kelvin Medical Inc.
3.2*	Bylaws of Kelvin Medical Inc.
5.1	Opinion of SD Mitchell & Associates, PLC, re: the legality of the shares being registered
10.1*	May 10, 2016 Patent licencing agreement between the Company and Oasis Medical Solutions
10.2*	Management Agreement between the Company and William Mandel dated May 15, 2016
10.3*	Agreement to act as Chairman of the Board between the Company and Margaret Austin dated May 15, 2016
10.4*	June 1, 2016 Consulting Agreement with S-1 Services, LLC
10.5 *	Form of Subscription Agreement
23.1	Auditor Consent
23.2	Consent of SD Mitchell & Associates, PLC, (included in Exhibit 5.1)
*Previously filed

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 60% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)	Include any additional or changed material information on the plan of distribution.

2.            To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3.            To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remain unsold at the termination of the offering.

4.             For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)            Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c)            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and,

(d)            Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our director, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our director, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our director, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nevada City, California on the 13th day of October , 2016

Kelvin Medical, Inc.

By:	/s/William Mandel
Name:	William Mandel
Title:	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer & Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William Mandel, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities, t9o sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of Kelvin Medical, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person(s) in the capacities and on the dates stated.

Signature	Title	Date

/s/William Mandel	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer & Director	October 13, 2016
William Mandel

EXHIBIT INDEX

Exhibit Number	Description
3.1*	Articles of Incorporation of Kelvin Medical Inc.
3.2*	Bylaws of Kelvin Medical Inc.
5.1	Opinion of SD Mitchell & Associates, PLC, re: the legality of the shares being registered
10.1*	May 10, 2016 Patent licencing agreement between the Company and Oasis Medical Solutions
10.2*	Management Agreement between the Company and William Mandel dated May 15, 2016
10.3*	Agreement to act as Chairman of the Board between the Company and Margaret Austin dated May 15, 2016
10.4*	June 1, 2016 Consulting Agreement with S-1 Services, LLC
10.5 *	Form of Subscription Agreement
23.1	Auditor Consent
23.2	Consent of SD Mitchell & Associates, PLC, (included in Exhibit 5.1)
*Previously filed